Filed Pursuant to Rule 424(b)(2)
File No. 333-128815

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 13, 2005)

15,885,662 Shares

Revlon, Inc.
Class A Common Stock

We are distributing at no charge to the holders of our Class A and Class B common stock transferable subscription rights to purchase up to an aggregate of 39,285,714 shares of our Class A common stock. Each subscription right carries with it a basic subscription privilege, which entitles subscription rights holders to purchase 0.1057 shares of our Class A common stock at the subscription price of $2.80 per share, and an over-subscription privilege, which entitles each subscription rights holder that has exercised its basic subscription privilege in full to subscribe for additional shares of our Class A common stock, at the same subscription price of $2.80 per share, to the extent shares of our Class A common stock that have been offered in the rights offering have not been purchased by other holders of subscription rights pursuant to their basic subscription privilege(other than MacAndrews & Forbes Holdings Inc. and its affiliates (together, ‘‘MacAndrews & Forbes") as described below). As fractional shares of our Class A common stock will not be issued in this rights offering, you will need to hold at least ten subscription rights in order to purchase one share of our Class A common stock pursuant to your basic subscription privilege.

This rights offering is comprised of a distribution of subscription rights to purchase up to 15,885,662 shares of our Class A common stock to all holders of our Class A common stock, other than MacAndrews & Forbes, our majority stockholder, and the distribution of subscription rights to purchase up to 23,400,052 shares of our Class A common stock to MacAndrews & Forbes in respect of the shares of our Class A and Class B common stock, in each case held as of 5:00 p.m., New York City time, on February 13, 2006, the record date for this rights offering. However, MacAndrews & Forbes has agreed not to exercise or sell the subscription rights that it receives in this rights offering and has indicated that it does not intend to purchase any subscription rights on the open market. Instead, MacAndrews & Forbes has agreed to purchase in a private placement directly from us, at the rights offering subscription price, the shares of our Class A common stock that it would otherwise have been entitled to subscribe for pursuant to its basic subscription privilege, under a Stock Purchase Agreement described in this prospectus supplement. The Stock Purchase Agreement also provides that MacAndrews & Forbes will backstop this rights offering by purchasing in a private placement, at the rights offering subscription price, such number of shares of our Class A common stock as is sufficient to ensure that the aggregate proceeds from (i) this rights offering, (ii) MacAndrews & Forbes' purchase of the shares that it would otherwise have been entitled to subscribe for pursuant to its basic subscription privilege and (iii) if necessary, the backstop, total $110 million. This rights offering and the related private placement to MacAndrews & Forbes are being made as the next step in a series of actions we commenced in 2004 intended to reduce debt and strengthen our balance sheet and capital structure.

The aggregate purchase price of shares offered in this rights offering and the related private placement to MacAndrews & Forbes will be approximately $110 million. You will not be entitled to receive any subscription rights unless you were a stockholder of record as of the record date for this rights offering, which was 5:00 p.m., New York City time, on February 13, 2006.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on March 20, 2006, the expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of this rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our Class A common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. However, because MacAndrews & Forbes has agreed to backstop this rights offering, we are assured of receiving aggregate gross proceeds of $110 million by March 31, 2006, as required by Revlon Consumer Products Corporation's 2004 Credit Agreement (defined below), and therefore, we will not need to extend the exercise period beyond such date. Subscription rights that are not exercised by the expiration date of this rights offering will expire and will have no value. You should carefully consider whether or not to exercise or sell your subscription rights before the expiration date of this rights offering and in doing so you should consider all of the information about the Company (defined below) and this rights offering contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors set forth or incorporated herein.

Shares of our Class A common stock are quoted on the New York Stock Exchange, or the NYSE, under the symbol ‘‘REV.’’ The NYSE closing price of our Class A common stock on February 16, 2006, the last business day before the commencement of this rights offering, was $3.56 per share. We have been advised by the NYSE that the subscription rights will be traded on the NYSE under the symbol ‘‘REV RT.’’

Exercising Your Subscription Rights And Investing In Our Class A Common Stock Involves Risks. You Should Consider Carefully The Risk Factors Beginning On Page S-11 Of This Prospectus Supplement And Incorporated By Reference Into This Prospectus Supplement Before Exercising Your Subscription Rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus supplement is February 17, 2006

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the securities offered and certain other matters relating to us and our financial condition. The second part, the prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of this offering varies between this prospectus supplement and the accompany prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading ‘‘Where You Can Find More Information.’’

You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. The information which appears in this prospectus supplement, the accompanying prospectus and any document incorporated by reference may only be accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

All U.S. market share and market position data herein for our brands are based upon retail dollar sales, which are derived from ACNielsen data. ACNielsen measures retail sales volume of products sold in the U.S. mass-market distribution channel. Such data represent ACNielsen’s estimates based upon data gathered by ACNielsen from market samples and are therefore subject to some degree of variance. Additionally, as of August 4, 2001, ACNielsen’s data do not reflect sales volume from Wal-Mart, Inc., which is our largest customer. Wal-Mart, Inc. represented approximately 21.0% of the our 2004 worldwide net sales. From time to time, ACNielsen adjusts its methodology for data collection and reporting, which may result in adjustments to the categories and market shares tracked by ACNielsen for both current and prior periods. The category and market share data contained herein has been updated to reflect ACNielsen’s July 2005 adjustments.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus together with additional information described under the heading ‘‘Where You Can Find More Information’’ on page S-44 of this prospectus supplement in its entirety. You should pay special attention to the ‘‘Risk Factors’’ section of this prospectus supplement, including the risk factors incorporated by reference into this prospectus supplement, which are identified in that section. The terms ‘‘the Company,’’ ‘‘we,’’ ‘‘our,’’ ‘‘ours’’ and ‘‘us’’ refer to Revlon, Inc. and Revlon Consumer Products Corporation, Revlon, Inc.’s wholly owned operating subsidiary, and to the subsidiaries of Revlon Consumer Products Corporation, except that in descriptions of the subscription rights, the discussion of the capital stock and related matters, these terms refer solely to Revlon, Inc. and not to Revlon Consumer Products Corporation or any of its subsidiaries. References to ‘‘Products Corporation’’ are to Revlon Consumer Products Corporation and its subsidiaries.

Our Company

Revlon conducts its business exclusively through Products Corporation, which manufactures, markets and sells an extensive array of cosmetics, skincare, fragrances and personal care products. Revlon is one of the world's leading mass-market cosmetics brands. We believe that our global brand name recognition, product quality and marketing experience have enabled us to create one of the strongest consumer brand franchises in the world. Our products are sold worldwide and marketed under such brand names as Revlon, ColorStay, Fabulash, Super Lustrous and Revlon Age Defying makeup with Botafirm, as well as the newly relaunched Almay brand, including our new Almay Intense i-Color collection, and our latest brand, Vital Radiance, in cosmetics; a new Almay skincare line, Ultima II and Gatineau in skincare; Charlie and Jean Naté in fragrances; and Mitchum, Flex, Colorsilk and Bozzano in personal care products. In addition, we have a licensing group pursuant to which we license certain of our key brand names to third parties for complimentary beauty-related products and accessories.

The Company was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 70 years ago. Today, we have leading market positions in a number of our principal product categories in the U.S. mass-market distribution channel, including the lip, eye, face makeup and nail enamel categories. We also have leading market positions in several product categories in certain retail markets outside of the U.S., including Australia, Canada, Mexico and South Africa. Our products are sold in more than 100 countries across six continents. Our net sales in 2004 in the U.S. and Canada accounted for approximately 66% of our consolidated net sales, most of which were made in the mass-market channel.

Our principal executive offices are located at 237 Park Avenue, New York, New York 10017. Our telephone number at that address is (212) 527-4000.

ORGANIZATION

The following sets forth a summary organizational chart for Revlon, before giving effect to the consummation of the rights offering and the related private placement to MacAndrews & Forbes:

*	MacAndrews & Forbes is wholly owned by Ronald O. Perelman. As of 5:00 p.m., New York City time, on February 13, 2006, the rights offering record date, MacAndrews & Forbes beneficially owned 190,160,641 shares of our Class A common stock (including 32,599,374 shares of our Class A common stock beneficially owned by a family member, with respect to which shares MacAndrews & Forbes holds a voting proxy). Mr. Perelman, through MacAndrews & Forbes, also beneficially owned as of 5:00 p.m., New York City time, on February 13, 2006, the rights offering record date, all of the outstanding 31,250,000 shares of our Class B common stock which, together with the Class A common stock referenced above, represented approximately 60% of the outstanding shares of our common stock and approximately 77% of the combined voting power of such shares as of such date and time.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:	What is this rights offering?

A:	This rights offering is a distribution, at no charge, to holders of our Class A and Class B common stock of one transferable subscription right to purchase 0.1057 additional shares of our Class A common stock for each share of our Class A and Class B common stock owned as of 5:00 p.m., New York City time, on February 13, 2006, the rights offering record date, for a total of approximately 371,720,324 subscription rights. The aggregate gross proceeds of this rights offering and the related private placement to MacAndrews & Forbes will be approximately $110 million, including approximately $66 million from MacAndrews & Forbes in relation to its purchase of 23,400,052 shares of our Class A common stock at the rights offering subscription price pursuant to the private placement (excluding any proceeds received from it pursuant to the backstop). See "Stock Purchase Agreement."

Q:	How many shares may I purchase if I exercise my basic subscription privilege?

A:	As noted above, you will receive one transferable subscription right for each one share of our Class A and Class B common stock that you owned as of 5:00 p.m., New York City time, on February 13, 2006, the rights offering record date. Each subscription right is a right to purchase 0.1057 shares of our Class A common stock. As fractional shares of our Class A common stock will not be issued in this rights offering, you will need to hold at least ten subscription rights in order to purchase one share of our Class A common stock pursuant to your basic subscription privilege. The purchase price for each share of our Class A common stock, whether purchased pursuant to the basic subscription privilege or the over-subscription privilege, is $2.80 per share (which represents approximately 80% of the NYSE closing price per share of our Class A common stock on February 16, 2006, the last business day before the commencement of this rights offering).

Q:	What is the over-subscription privilege?

A:	The over-subscription privilege of each subscription right entitles you, if you fully exercise your basic subscription privilege, to subscribe, at the same subscription price of $2.80 per share, on a pro rata basis (as explained below), for any additional shares of our Class A common stock that are not purchased by other holders of subscription rights under their basic subscription privileges as of the expiration date (other than MacAndrews & Forbes, which has agreed to purchase in a private placement directly from us, at the rights offering subscription price, the shares of our Class A common stock that it would otherwise have been entitled to subscribe for pursuant to its basic subscription privilege). For the purposes of determining your eligibility for the over-subscription privilege, you will be deemed to have exercised your basic subscription privilege in full if you subscribe for the maximum number of whole shares of our Class A common stock available under your basic subscription privilege.

Although MacAndrews & Forbes, as a holder of our Class A and Class B common stock, would otherwise be entitled to this over-subscription privilege, it has agreed not to exercise this right, which will maximize the shares available for purchase by other stockholders pursuant to their over-subscription privileges.

Q:	What if there is not a sufficient number of shares to satisfy the over-subscription requests?

A:	If there is not a sufficient number of shares of our Class A common stock available to fully satisfy the over-subscription requests, subscription rights holders who exercise their over-subscription privilege (each referred to as an ‘‘Over-Subscription Privilege Participant’’) will receive the remaining available shares pro rata based on the number of shares each Over-Subscription Privilege Participant subscribed for under the basic subscription privilege. The number of remaining shares allotted to each Over-Subscription Privilege Participant pursuant to the over-subscription privilege shall be the product obtained by multiplying the number of remaining available shares by a fraction of which the numerator is the number of shares of our Class A common stock subscribed for by that Over-Subscription Privilege Participant under the basic subscription privilege and the denominator is the aggregate number of shares of our Class A common stock subscribed for by all Over-Subscription Privilege Participants under their basic subscription privilege.

As noted above, for the purposes of determining your eligibility for the over-subscription privilege, you will be deemed to have exercised your basic subscription privilege in full if you subscribe for the maximum number of whole shares of our Class A common stock available under your basic subscription privilege. See ‘‘The Rights Offering—Subscription Privileges.’’

Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration of this rights offering. See ‘‘The Rights Offering—Subscription Privileges—Pro Rata Allocation.’’

Q:	Why are you engaging in this rights offering?

A:	In 2004, we commenced a series of actions intended to reduce debt and strengthen our balance sheet and capital structure. As the next stage in such actions, we previously announced our intention to issue $185 million of equity and, in connection therewith, announced on February 1, 2006 that MacAndrews & Forbes has agreed to backstop our issuances of equity to ensure that we issue $110 million of equity by March 31, 2006 and an additional $75 million of equity by June 30, 2006. Our objective in connection with our plans to issue equity is to ensure that we raise $110 million by March 31, 2006 and contribute the proceeds to Products Corporation to allow it to use such proceeds, together with available cash, to promptly redeem approximately $110 million aggregate principal amount of its 8 5/8% Senior Subordinated Notes (defined below), as required under Products Corporation's 2004 Credit Agreement and the investment agreement that we entered into with MacAndrews & Forbes in 2004 (as amended, the "2004 Investment Agreement").

We are engaging in this rights offering because it will allow us to timely fulfill our objective of raising $110 million, while providing all stockholders the opportunity to purchase shares of our Class A common stock, to maintain their percentage ownership of our common stock or to obtain value from selling the subscription rights. Pursuant to the 2004 Investment Agreement, MacAndrews & Forbes is backstopping this rights offering to ensure that we are able to achieve our objective of raising $110 million by March 31, 2006. We plan to complete the issuance of an additional $75 million in equity through an underwritten public offering of our Class A common stock by June 30, 2006, the net proceeds of which we would contribute to Products Corporation to be available for general corporate purposes. Under the 2004 Investment Agreement, until June 30, 2006, the planned $75 million equity issuance is also subject to a backstop obligation on the part of MacAndrews & Forbes, pursuant to which MacAndrews & Forbes has agreed to purchase such number of shares of our Class A common stock from us as is sufficient to ensure that we issue an additional $75 million of equity by June 30, 2006, on such terms as we (with the approval of our board of directors or an appropriate committee thereof) and MacAndrews & Forbes may agree to if the backstop becomes necessary.

We believe this two-step transaction structure will allow us, through this rights offering, to meet our objective of raising $110 million by March 31, 2006 and using the proceeds thereof to promptly reduce Products Corporation's debt and, through the $75 million underwritten public offering, our other objectives of generating funds for general corporate purposes as well as expanding our shareholder base.

Q:	What happens if I choose not to exercise my subscription rights?

A:	You will retain your current number of shares of our Class A common stock even if you do not exercise your subscription rights. However, if you do not exercise your subscription rights, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted as a result of the issuance of approximately $110 million of our Class A common stock pursuant to this rights offering and the related private placement to MacAndrews & Forbes. See ‘‘Stock Purchase Agreement.’’

Q:	Can you cancel this rights offering?

A:	Yes. Our board of directors has granted the Independent Pricing Committee (as defined below) the authority to decide to cancel or recommend to the board the cancellation of this rights offering at any time prior to the expiration of this rights offering and for any reason or no reason. If we cancel this rights offering, any money received from subscribing stockholders will be refunded promptly, without interest or deduction.

Q:	When will this rights offering expire?

A:	The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time, on March 20, 2006, unless we decide to extend this rights offering until some later time. See ‘‘The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.’’ The subscription agent must actually receive all required documents and payments before that time and date. However, because MacAndrews & Forbes has agreed to backstop this rights offering, we are assured of receiving aggregate gross proceeds of $110 million by March 31, 2006, as required by Products Corporation's 2004 Credit Agreement, and therefore, we will not need to extend the exercise period beyond such date.

Q:	How do I exercise my subscription rights?

A:	You may exercise your subscription rights by properly completing and signing your subscription rights certificate. Your subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration date of this rights offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under ‘‘The Rights Offering— Guaranteed Delivery Procedures.’’

Q:	May I transfer or sell my subscription rights if I do not want to purchase any shares?

A:	Yes. The subscription rights will be evidenced by transferable subscription rights certificates. The subscription rights are transferable until 5:00 p.m., New York City time, on March 17, 2006, the last business day prior to the March 20, 2006 expiration date of this rights offering. However, the subscription agent will only facilitate subdivisions or transfers of the physical subscription rights certificates until 5:00 p.m., New York City time, on March 15, 2006, three business days prior to the March 20, 2006 expiration date. The subscription rights are a new issue of securities with no established trading market and we cannot assure you that a market for the subscription rights will develop, or if a market does develop, how liquid it will be. Therefore, we cannot assure you that you will be able to sell any of your subscription rights. See ‘‘The Rights Offering—Method of Transferring and Selling Subscription Rights.’’

Q:	How may I sell my subscription rights?

A:	You may sell your subscription rights by contacting your broker or the institution through which you hold your Class A common stock. In addition, if you are a record holder of our common stock (i.e., you hold a physical stock certificate in your own name), you may sell your subscription rights through the subscription agent.

Q:	Will I be able to trade my subscription rights on the NYSE?

A:	Yes. We have been advised by the NYSE that the subscription rights will be listed for trading on the NYSE under the symbol ‘‘REV RT’’ beginning on February 22, 2006, the second business day following the commencement of this rights offering, and the subscription rights may be purchased or sold until 5:00 p.m., New York City time, on March 17, 2006, the last business day prior to the March 20, 2006 expiration date of this rights offering. However, the subscription agent will only facilitate subdivisions or transfers of the physical subscription rights certificates until 5:00 p.m., New York City Time, on March 15, 2006, three business days prior to the March 20, 2006 expiration date.

Our Class A common stock is listed on the NYSE. On February 16, 2006, the last business day before the date of this prospectus supplement, the closing price of our Class A common stock on the NYSE was $3.56 per share.

Q:	What should I do if I want to participate in this rights offering or sell my subscription rights but my shares are held in the name of my broker, custodian bank or other nominee?

A:	If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to sell or exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled ‘‘Beneficial Owner Election Form’’ by 5:00 p.m., New York City time, on March 17, 2006, the last business day prior to the March 20, 2006 expiration date of this rights offering. You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering.

Q:	What should I do if I want to participate in this rights offering or sell my subscription rights but my shares are held in the Revlon 401(k) plan?

A:	If shares of our Class A common stock are held by our 401(k) plan for your account under our 401(k) plan as of 5:00 p.m., New York City time, on February 13, 2006, the rights offering record date, you will be notified by us of this rights offering. If you wish to sell or exercise some or all of your subscription rights, you will need to notify Fidelity Investments Institutional Operations (together with its affiliates, ‘‘Fidelity’’) of your decision and Fidelity will follow your instructions and act for you, unless otherwise required by law. Fidelity serves as the trustee of the 401(k) plan, other than with respect to the subscription rights and, with respect to the subscription rights, will act as the agent and record keeper for and at the direction of the Investment Committee established under the 401(k) plan (the ‘‘401(k) plan Investment Committee’’), which committee will act as the trustee with respect to the subscription rights. To indicate your decision, you should properly complete the form entitled ‘‘401(k) Plan Participant Election Form’’ and return it to Fidelity for its receipt by 4:00 p.m., New York City time, on March 13, 2006 (which is seven calendar days prior to the March 20, 2006 expiration date of this rights offering). If you elect to exercise some or all of your subscription rights, you must ensure that, no later than 4:00 p.m., New York City time, on March 13, 2006 (i.e., seven calendar days prior to the March 20, 2006 expiration date of this rights offering), the total amount payable by you upon exercise of your subscription rights under the 401(k) plan (for both the basic subscription privilege and any over-subscription privilege you may elect to exercise) has been allocated to investment funds held in your account under the 401(k) plan other than the investment fund in which shares of our Class A common stock are held (the ‘‘Common Stock Fund’’). On or prior to March 16, 2006 (i.e., approximately four calendar days prior to the March 20, 2006 expiration date of this rights offering), Fidelity, in order to exercise the subscription rights on your behalf in this rights offering, will deduct the necessary funds pro rata from the investment funds held in your account under the 401(k) plan (other than the Common Stock Fund) and transfer such funds to the subscription agent. If these funds are insufficient to exercise all of your subscription rights in accordance with your election, the subscription rights will be exercised to the maximum extent possible with the amount deducted. If an active trading market for the subscription rights develops and is maintained, the 401(k) plan Investment Committee has directed Fidelity to attempt to sell for your account any remaining rights that are not exercised because of insufficient funds. However, we cannot assure you that a trading market for the subscription rights will develop or can be maintained.

You should receive the 401(k) Plan Participant Election Form with the other rights offering materials. You should contact the information agent if you do not receive this form but you believe you are entitled to participate in this rights offering with respect to shares held for your account under the 401(k) plan.

Q:	What should I do if I want to participate in this rights offering or sell my subscription rights, but I am a stockholder with a foreign address or a stockholder with an Army Post Office or Fleet Post Office address?

A:	The subscription agent will not mail subscription rights certificates to you if you have an address outside the U.S. or an Army Post Office or a Fleet Post Office address. To exercise your subscription rights, you must notify the subscription agent on or prior to 11:00 a.m., New York City time, on March 15, 2006, three business days prior to the March 20, 2006 expiration date and, with respect to stockholders with addresses outside the U.S., establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. In addition, you must take all other steps that are necessary to exercise your subscription rights, on or prior to the date required for participation in this rights offering. The subscription agent will attempt to sell, if feasible, the subscription rights held on behalf of any foreign holder or holder with an Army Post Office or a Fleet Post Office address who fails to notify the subscription agent and provide acceptable instructions to it by such time (and assuming no contrary instructions are received). The net proceeds, if any, of any such sale, will be payable to the applicable foreign holder or the applicable holder with an Army Post Office or a Fleet Post Office address. Any proceeds remaining unclaimed by any such holder on the second anniversary of the expiration date of this rights offering will be remitted to us, subject to escheat and unclaimed property laws.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:	We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee.

If you sell your subscription rights, you will be responsible for any commissions, taxes or brokers fees arising from any such sale. Any sales through the subscription agent will be deemed to be effected at the weighted average sales price of all subscription rights sold by the subscription agent on the relevant date of sale.

If you sell your subscription rights through your broker or dealer either because you are a beneficial holder or because you are a record holder that chooses to sell your subscription rights through a broker or dealer, you may receive a different amount of proceeds than if you are a record holder and you choose to sell the same amount of subscription rights through the subscription agent. If you sell your subscription rights through your broker or dealer instead of the subscription agent, your sales proceeds will be the actual sales price of your subscription rights less any applicable brokers commission, taxes or other fees, rather than the weighted average net sale price of all subscription rights sold by the subscription agent on the relevant date described above.

Similarly, if you are a 401(k) participant and subscription rights held in your 401(k) plan account are sold, the proceeds of any sale of subscription rights (whether directed by you or implemented by Fidelity in the absence of proper direction from you or on account of insufficient funds for exercise) will be the actual sales price of your subscription rights less the applicable commission and fees with respect to such sales. See ‘‘The Rights Offering—Methods for Transferring and Selling Subscription Rights— Sale of Subscription Rights Through the Subscription Agent’’ and ‘‘The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.’’

Q:	Are there any conditions to my right to exercise my subscription rights?

A:	Yes. This rights offering is subject to certain limited conditions. Please see ‘‘The Rights Offering— Conditions to the Rights Offering.’’

Q:	What is the recommendation of your board of directors regarding this rights offering?

A:	Neither we, our board of directors, its Independent Pricing Committee, the 401(k) plan Investment Committee nor Fidelity, are making any recommendation as to whether or not you should exercise or sell your subscription rights. You are urged to make your decision based on your own assessment of this rights offering and after considering all of the information in this prospectus supplement and the accompanying prospectus, including (i) the risk factors under the heading ‘‘Risk Factors’’ related to the rights offering, (ii) the risk factors related to our Company and an investment in our Class A common stock included in our Current Report on Form 8-K filed with the SEC on September 9, 2005, which is incorporated by reference herein, (iii) the risk factors related to our Company and an investment in our Class A common stock to be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which we expect to file with the SEC on or about March 2, 2006 and which will be incorporated by reference herein and (iv) and all of the other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Q:	How was the $2.80 per share subscription price established?

A:	The subscription price per share for the rights offering was set by a committee of the board of directors composed solely of independent directors within the meaning of Section 303A.02 of the NYSE Listed Company Manual and the Board's Guidelines for Assessing Director Independence, or the Independent Pricing Committee. The Independent Pricing Committee determined the subscription price to be $2.80 per share (which represents approximately 80% of the NYSE closing price per share of our Class A common stock on February 16, 2006, the last business day before the commencement of this rights offering), which subscription price was thereafter ratified and confirmed by the board of directors (with Messrs. Perelman, Gittis and Drapkin recusing themselves because they are officers of MacAndrews & Forbes). In determining the subscription price and in recommending it to the board of directors, the Independent Pricing Committee considered advice from an independent financial advisor retained by the Independent Pricing Committee and a number of factors, including: the requirement under Products Corporation's 2004 Credit Agreement and the 2004 Investment Agreement that we issue approximately $110 million of equity by March 31, 2006 and use the proceeds to promptly reduce Products Corporation's indebtedness; our business prospects; the historic and current market price of our Class A common stock; general conditions in the securities market; our operating history; and the liquidity of our Class A common stock. In conjunction with its review of these factors, the Independent Pricing Committee also reviewed analyses presented to the Independent Pricing Committee by the independent financial advisor of comparable rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. Based upon this review and the other factors described above, the Independent Pricing Committee determined that $2.80 represented the appropriate per share subscription price for our Class A common stock in this rights offering.

Q:	Is exercising my subscription rights risky?

A:	The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our Class A common stock and should be considered as carefully as you would consider any other equity investment.

You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus, including (i) the risk factors under the heading ‘‘Risk Factors’’ related to the rights offering, (ii) the risk factors related to our Company and an investment in our Class A common stock included in our Current Report on Form 8-K filed with the SEC on September 9, 2005, which is incorporated by reference herein, (iii) the risk factors related to our Company and an investment in our Class A common stock to be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which we expect to file with the SEC on or about March 2, 2006 and which will be incorporated by reference herein and (iv) and all of the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to exercise your subscription rights.

Q:	Am I required to subscribe in this rights offering?

A:	No.

Q:	After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:	No. Once you send in your subscription rights certificate and payment (or, in the case of a 401(k) plan participant, once you notify Fidelity of your intent to exercise) you cannot revoke the exercise of your subscription rights, even if the market price of our Class A common stock is below the $2.80 per share subscription price at the time of the consummation of this rights offering. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our Class A common stock at a price of $2.80 per share. However, to the extent our 401(k) plan holds our common stock for your account, the 401(k) plan Investment Committee has directed Fidelity not to exercise subscription rights where the market price of our Class A common stock is below the $2.80 per share subscription price on March 16, 2006 (i.e., four calendar days prior to the March 20, 2006 expiration date of this rights offering); in that case, the 401(k) plan Investment Committee has further directed Fidelity to attempt, instead, to sell the subscription rights, but it is likely that there will be no market for the subscription rights under such circumstances. For additional information, see ‘‘The Rights Offering — Special Instructions for Participants in Our 401(k) Plan.’’ Subscription rights not exercised or sold prior to the expiration of this rights offering will have no value.

Q:	What are the Federal income tax consequences of exercising my subscription rights?

A:	A holder will not recognize income or loss for Federal income tax purposes in connection with the receipt or exercise of subscription rights in this rights offering. However, you are urged to consult with your tax advisor. See ‘‘United States Federal Income Tax Consequences.’’

Q:	If this rights offering is not completed, will my subscription payment be refunded to me?

A:	Yes. The subscription agent will hold all funds it receives in escrow until completion of this rights offering. If this rights offering is not completed, the subscription agent will return promptly, without interest or deduction, all subscription payments.

Q:	How many shares of our Class A and Class B common stock will be outstanding after this rights offering?

A:	The number of shares of our Class A and Class B common stock that will be outstanding immediately after the completion of this rights offering and the backstop, if applicable, will be 379,756,038 shares and 31,250,000 shares, respectively. The number of shares of Class B common stock will not be affected by this rights offering.

Q:	How will this rights offering affect MacAndrews & Forbes' ownership of our common stock?

A:	As of February 13, 2006, MacAndrews & Forbes directly and indirectly beneficially owned approximately 56% of our Class A common stock and 100% of our Class B common stock, together representing approximately 60% of our combined outstanding common stock and approximately 77% of the combined voting power of our Class A and Class B common stock.

If all subscription rights holders fully exercise their subscription rights in this rights offering, MacAndrews & Forbes will continue to beneficially own approximately 56% of our outstanding Class A common stock, 100% of our outstanding Class B common stock and approximately 60% of our combined outstanding common stock and will beneficially own approximately 76% of the combined voting power of our Class A and Class B common stock.

If no other subscription rights holders exercise their subscription rights in this rights offering, after giving effect to MacAndrews & Forbes' backstop, MacAndrews & Forbes will beneficially own approximately 60% of our outstanding Class A common stock, 100% of our outstanding Class B common stock, approximately 63% of our combined outstanding common stock and approximately 78% of the combined voting power of our Class A and Class B common stock.

Q:	If I exercise my subscription rights, when will I receive shares of Class A common stock purchased in this rights offering?

A:	We will deliver to the recordholders who purchase shares in this rights offering certificates representing the shares of our Class A common stock purchased as soon as practicable after the expiration date of this rights offering and after all pro rata allocations and adjustments have been completed. We may not be able to calculate the number of shares to be issued to each exercising holder with respect to such holder's over-subscription privilege until 5:00 p.m., New York City time, on March 23, 2006, three business days after the March 20, 2006 expiration date of this rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under ‘‘The Rights Offering—Guaranteed Delivery Procedures.’’

Q:	Who is the subscription agent for this rights offering?

A:	The subscription agent is American Stock Transfer & Trust Company. The address for delivery to the subscription agent is as follows:

By mail or overnight courier to:

American Stock Transfer & Trust Company
Operations Center
Attn: Exchange Department
6201 15th Avenue
Brooklyn, NY 11219

By hand to:

American Stock Transfer & Trust Company
Attn: Exchange Department
59 Maiden Lane
New York, NY 10038

Your delivery to an address or other than by the methods set forth above will not constitute valid delivery. You may call the subscription agent toll-free at (877) 248-6417.

Q:	What should I do if I have other questions?

A:	If you have questions or need assistance, please contact D.F. King & Co., Inc., the information agent for this rights offering, toll-free at (800) 949-2583.

Banks and brokerage firms please call collect at: (212) 269-5550.

For a more complete description of this rights offering, see ‘‘The Rights Offering’’ section included elsewhere in this prospectus supplement.

RISK FACTORS

Exercising your subscription rights and investing in our Class A common stock involves risks. You should carefully consider (i) the following risk factors related to the rights offering, (ii) the risk factors related to our Company and an investment in our Class A common stock included in our Current Report on Form 8-K filed with the SEC on September 9, 2005, which is incorporated by reference herein, (iii) the risk factors related to our Company and an investment in our Class A common stock to be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which we expect to file with the SEC on or about March 2, 2006 and which will be incorporated by reference herein and (iv) the information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the other documents incorporated by reference herein, before deciding to exercise or sell your subscription rights.

Risks Relating to the Rights Offering

Stockholders who do not fully exercise their subscription rights will have their interests diluted as a result of the issuance of approximately $110 million of our Class A common stock pursuant to the rights offering and the related private placement to MacAndrews & Forbes.

If you choose not to exercise your basic subscription privilege in full, your relative ownership interest in Revlon, Inc. will be diluted to the extent other stockholders exercise their basic subscription and over-subscription privileges. This rights offering and the related private placement of shares to MacAndrews & Forbes will result in our issuance of an additional 39,285,714 shares of our Class A common stock. In addition, although MacAndrews & Forbes has agreed not to exercise its over-subscription privilege, it has committed to backstop this rights offering by purchasing in a private placement, at the rights offering subscription price, such number of shares of our Class A common stock as is sufficient to ensure that the aggregate proceeds from (i) this rights offering, (ii) MacAndrews & Forbes' purchase of the shares that it would otherwise have been entitled to subscribe for pursuant to its basic subscription privilege and (iii) if necessary, the backstop, total $110 million. If it becomes necessary for MacAndrews & Forbes to backstop the rights offering, this backstop would increase MacAndrews & Forbes' overall ownership position. If no subscription rights holders other than MacAndrews & Forbes exercise their subscription rights in this rights offering, the transactions contemplated by the Stock Purchase Agreement, including the MacAndrews & Forbes backstop, will result in the issuance of an additional 39,285,714 shares of our Class A common stock to MacAndrews & Forbes. See ‘‘Stock Purchase Agreement.’’ Subscription rights holders who do not exercise or sell their subscription rights by 5:00 p.m., New York City time, on March 20, 2006, the expiration date of the rights offering, will lose the value of their subscription rights.

The subscription price determined for this rights offering is not an indication of our value.

The subscription price per share for the rights offering was set by the Independent Pricing Committee. The Independent Pricing Committee determined the subscription price to be $2.80 per share (which represents approximately 80% of the NYSE closing price per share of our Class A common stock on February 16, 2006, the last business day before the commencement of this rights offering), which subscription price was thereafter ratified and confirmed by the board of directors (with Messrs. Perelman, Gittis and Drapkin recusing themselves because they are officers of MacAndrews & Forbes). In determining the subscription price and in recommending it to the board of directors, the Independent Pricing Committee considered advice from an independent financial advisor retained by the Independent Pricing Committee and a number of factors, including: the requirement under Products Corporation's 2004 Credit Agreement and the 2004 Investment Agreement that we issue approximately $110 million of equity by March 31, 2006 and use the proceeds to promptly reduce Products Corporation's indebtedness; our business prospects; the historic and current market price of our Class A common stock; general conditions in the securities market; our operating history; and the liquidity of our Class A common stock. In conjunction with its review of these factors, the Independent Pricing Committee also reviewed analyses presented to the Independent Pricing Committee by the independent financial advisor of comparable rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. Based upon this review and the other factors described above, the Independent Pricing Committee determined that $2.80 represented the appropriate per share subscription price for our Class A common stock in this rights offering. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of our Class A common stock. After the date of this prospectus supplement, our Class A common stock may trade at prices above or below the subscription price.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our Class A common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our Class A common stock decreases below the subscription price, you will have committed to buying shares of our Class A common stock at a price of $2.80 per share, which may be above the prevailing market price on the expiration date of the rights offering. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which will contain our results of operations for the fiscal year ended December 31, 2005, is expected to be filed with the SEC on or about March 2, 2006 and will be incorporated by reference herein. Our Class A common stock is traded on the NYSE under the symbol ‘‘REV’’ and the last reported sales price of our Class A common stock on the NYSE on February 16, 2006 was $3.56 per share.

If we cancel this rights offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

If we elect to withdraw or terminate this rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments we or the subscription agent received from you.

If you do not act promptly and follow subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on March 20, 2006, the expiration date of this rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on March 20, 2006, the expiration date of this rights offering. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on March 20, 2006, the expiration date of this rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you are a participant in our 401(k) plan, you must act promptly to ensure that the 401(k) Plan Participant Election Form is received by Fidelity and that the total amount of the funds required for an exercise of your subscription rights (for both the basic subscription privilege and any over-subscription privilege you may elect to exercise) has been allocated to investment funds held in your account under the 401(k) plan, other than the Common Stock Fund, no later than 4:00 p.m., New York City time, on March 13, 2006, which is seven calendar days prior to the March 20, 2006 expiration date of this rights offering. See ‘‘The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.’’ If you fail to complete the 401(k) Plan Participant Election Form correctly, Fidelity may be unable to follow your directions. Neither the 401(k) plan Investment Committee nor Fidelity will be under any duty to notify you of any defect or irregularity in connection with your submission of the 401(k) Plan Participant Election Form and we will not be liable for failure to notify you of any defect or irregularity.

If you have an address outside the U.S. or an Army Post Office or a Fleet Post Office address, to exercise your subscription rights, you must notify the subscription agent before 11:00 a.m., New York City time, on March 15, 2006, three business days prior to the March 20, 2006 expiration date, and, with respect to holders whose addresses are outside the U.S., must establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. See ‘‘Foreign And Other Stockholders.’’

No prior market exists for the subscription rights.

The subscription rights are a new issue of securities with no established trading market and we cannot assure you that a market for the subscription rights will develop or, if a market does develop, as to how liquid it will be. The subscription rights are transferable until 5:00 p.m., New York City time, on March 17, 2006, the last business day prior to the March 20, 2006 expiration date of this rights offering, at which time they will cease to have any value. However, the subscription agent will only facilitate subdivisions or transfers of the physical subscription rights certificates until 5:00 p.m., New York City time, on March 15, 2006, three business days prior to the March 20, 2006 expiration date. If you wish to sell your subscription rights or the subscription agent or Fidelity tries to sell subscription rights on your behalf in accordance with the procedures discussed in this prospectus supplement but such subscription rights cannot be sold, or if you provide the subscription agent with instructions to exercise the subscription rights and your instructions are not timely received by the subscription agent or, in the case of subscription rights holders other than 401(k) participants, if you do not provide any instructions to exercise your subscription rights, then the subscription rights will expire and will have no further value.

If you make payment of the subscription price by uncertified check, your check may not have cleared in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you attempted to purchase and you will lose the value of your subscription rights.

You may not be able to resell any shares of our Class A common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the rights offering.

If you exercise subscription rights, you may not be able to resell the Class A common stock purchased by exercising your subscription rights until you (or your broker or other nominee) have received a stock certificate for those shares. Although we will endeavor to issue the appropriate certificates as soon as practicable after completion of the rights offering, there may be some delay between the expiration date and the time that we issue the new stock certificates. Moreover, you may be unable to sell your shares of Class A common stock at a price equal to or greater than the subscription price you paid for such shares.

Our 401(k) plan, which is receiving subscription rights, is not permitted to acquire, hold or dispose of Subscription Rights absent an exemption from the U.S. Department of Labor

Because the distribution of subscription rights is a dividend under the General Corporation Law of the State of Delaware, we are required to distribute subscription rights to all of our stockholders, including the 401(k) plan on behalf of its participants with shares of our Class A common stock credited to their account under the plan as of 5:00 p.m., New York City time, on February 13, 2006, the rights offering record date. Accordingly, the 401(k) plan and its participants are receiving subscription rights in this offering even though 401(k) plans, such as ours, are not permitted to acquire, hold or dispose of subscription rights absent an exemption from the U.S. Department of Labor, referred to here as the DOL. We have submitted a request to the DOL that an exemption be granted on a retroactive basis, effective to the commencement of the rights offering, with respect to the acquisition, holding and disposition of the subscription rights by our 401(k) plan and participants in our 401(k) plan; however, the DOL may deny our pending exemption application. If our exemption request is denied by the DOL, the DOL may require us to take appropriate remedial action.

Risks Relating to Our Company and an Investment
in Our Class A Common Stock

Exercising your subscription rights and investing in our Class A common stock involves risks. You should carefully consider (i) the risk factors related to our Company and an investment in our Class A common stock included in our Current Report on Form 8-K filed with the SEC on September 9, 2005, which is incorporated by reference herein, (ii) the risk factors related to the Company and an investment in our Class A common stock to be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which we expect to file with the SEC on or about March 2, 2006 and which will be incorporated by reference herein and (iii) the information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the other documents incorporated by reference herein, before deciding to exercise your subscription rights and invest in our Class A common stock or sell your subscription rights.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and incorporates by reference forward-looking statements that involve risks and uncertainties, which are based on the beliefs, expectations, estimates, projections, forecasts, plans, anticipations, targets, outlooks, initiatives, destinations, visions, objectives, strategies, opportunities, drivers and intents of our management. Our actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, our expectations and estimates (whether qualitative or quantitative) as to:

•	our plans to timely fulfill our objective of issuing approximately $110 million of equity by consummating this rights offering and the related private placement to MacAndrews & Forbes, including, if necessary, MacAndrews & Forbes' backstop, by March 31, 2006, and using the proceeds of such transactions, together with available cash, to (i) promptly redeem approximately $110 million aggregate principal amount of Products Corporation's 8 5/8% Senior Subordinated Notes, (ii) pay approximately $1.6 million of accrued interest on the 8 5/8% Senior Subordinated Notes to be redeemed and (iii) pay other fees and expenses associated with this rights offering;

•	our belief that our request for an exemption will be granted by the DOL on a retroactive basis, effective to the commencement of the rights offering, with respect to the acquisition, holding and disposition of the subscription rights by our 401(k) plan and participants in our 401(k) plan; and

•	our plans to issue an additional $75 million of equity in an underwritten public offering by June 30, 2006 and to contribute the proceeds of such underwritten public offering to Products Corporation to enable it to use such proceeds for general corporate purposes.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as ‘‘believes,’’ ‘‘expects,’’ ‘‘estimates,’’ ‘‘projects,’’ ‘‘forecast,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘plans,’’ ‘‘scheduled to,’’ ‘‘anticipates’’, ‘‘targets’’, ‘‘outlooks’’, ‘‘initiatives’’, ‘‘destinations’’, ‘‘visions’’, ‘‘objectives’’, ‘‘strategies’’, ‘‘opportunities’’, ‘‘drivers’’ or ‘‘intends’’ or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005, our Current Reports on Form 8-K filed with the SEC during 2005 and 2006 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which we expect to file with the SEC on or about March 2, 2006 and which will be incorporated by reference herein, the following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us:

•	difficulties, delays or unanticipated costs in, or our inability, in whole or in part, to timely fulfill our objective of issuing approximately $110 million of equity by consummating this rights offering and the related private placement to MacAndrews & Forbes, including, if necessary, MacAndrews & Forbes' backstop, by March 31, 2006, and using the proceeds of the rights offering, together with available cash, to (i) promptly redeem approximately $110 million aggregate principal amount of Products Corporation's 8 5/8% Senior Subordinated Notes, (ii) pay approximately $1.6 million of accrued interest on the 8 5/8% Senior Subordinated Notes to be redeemed and (iii) pay other fees and expenses associated with this rights offering;

•	difficulties, delays or unanticipated costs associated with or our inability to obtain the exemption from the DOL, including the DOL's requiring us to take appropriate remedial action;

•	difficulties, delays or unanticipated costs in, or our out inability to consummate, in whole or in part, the issuance of an additional $75 million of equity in an underwritten public offering, including, if necessary, MacAndrews & Forbes' backstop thereof, by June 30, 2006 and to contribute the net proceeds of such underwritten public offering to Products Corporation to be available for general corporate purposes.

You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us. You are advised to consult any additional disclosures we made in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005 and our Current Reports on Form 8-K filed with the SEC during 2005 and 2006 and which we will make in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which we expect to file with the SEC on or about March 2, 2006 and which will be incorporated by reference herein (which, among other places, can be found on the SEC’s website at www.sec.gov). See ‘‘Where You Can Find More Information.’’

SELECTED HISTORICAL AND UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL DATA

The selected historical financial and other data for the year ended December 31, 2004 have been derived from our audited consolidated financial statements. The selected historical and other data for the nine months ended September 30, 2004 and 2005 have been derived from our unaudited consolidated financial statements. Results for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the entire year. The Pro Forma Statement of Operations Data for the year ended December 31, 2004 gives pro forma effect to the impact of the following transactions as if such transactions had been consummated on January 1, 2004:

•	the Revlon Exchange Transactions, a series of debt-for-equity exchange offers and related transactions, pursuant to which the following were exchanged for or converted into an aggregate of approximately 299.9 million shares of our Class A common stock (including in respect of interest on such exchanged debt): (i) approximately $133.8 million, $174.5 million and $322.9 million aggregate principal amounts of Products Corporation's 8 1/8% Senior Notes due 2006, or the 8 1/8% Senior Notes, 9% Senior Notes due 2006, or the 9% Senior Notes, and 8 5/8% Senior Subordinated Notes due 2008, or the 8 5/8% Senior Subordinated Notes (which together with the 8 1/8% Senior Notes and the 9% Senior Notes are referred to collectively herein as the ‘‘Revlon Exchange Notes’’), respectively, (ii) $172.7 million aggregate amount of certain of Products Corporation's other indebtedness owed to MacAndrews & Forbes under certain term loans and subordinated promissory notes and (iii) $54.6 million of our preferred stock then held by MacAndrews & Forbes. MacAndrews & Forbes and Fidelity Management & Research Co. participated in the Revlon Exchange Transactions on negotiated terms, pursuant to which, among other things, MacAndrews & Forbes and Fidelity Management & Research Co. exchanged an aggregate of $287.7 million and $195.7 million (together in each case with accrued and unpaid interest thereon) of Revlon Exchange Notes, respectively, for shares of our Class A common stock;

•	the refinancing in July 2004 of the $290.5 million outstanding under Products Corporation's previous credit agreement (referred to in this prospectus supplement as the 2001 Credit Agreement), with the proceeds from the borrowings under the credit agreement that Products Corporation entered into with certain of its subsidiaries as local borrowing subsidiaries, a syndicate of lenders, whose individual members change from time to time, and Citicorp USA, Inc., as multi-currency administrative agent, term loan administrative agent and collateral agent (referred to in this prospectus supplement as Products Corporation's 2004 Credit Agreement), which, before giving effect to Products Corporation's $100.0 million prepayment of the term loan facility in March 2005 (described below), originally consisted of an $800.0 million term loan facility and now consists of a $700.0 million term loan facility and a $160.0 million asset-based multi-currency revolving credit facility, which transactions included the extinguishment of all of the $363.0 million aggregate principal amount of Products Corporation's 12% Senior Secured Notes due 2005, or the 12% Senior Secured Notes, for a purchase price of approximately $412.3 million (including the applicable premium and accrued interest), and the payment of fees and expenses incurred in connection with the refinancing of the 2001 Credit Agreement, the tender offer for the 12% Senior Secured Notes and the Revlon Exchange Transactions, including the payment of expenses related to a proposed refinancing that Products Corporation launched in May 2004 but did not consummate (together with the Revlon Exchange Transactions referred to in the first bullet point, the ‘‘Pro Forma 2004 Refinancing Transactions’’);

•	the Spring 2005 Refinancing Transactions, which occurred in March and April of 2005 and included Products Corporation's issuance of $310.0 million aggregate principal amount of 9½% Senior Notes due 2011 (referred to in this prospectus supplement as the March 2005 9½% Senior Notes), Products Corporation's redemption of all of the $116.2 million aggregate principal amount outstanding of Products Corporation's 8 1/8% Senior Notes and all of the $75.5 million aggregate principal amount of Products Corporation's 9% Senior Notes, plus accrued interest in each case and plus the applicable premium in the case of the 9% Senior Notes and Products

Corporation's prepayment of $100.0 million under the term loan facility of Products Corporation's 2004 Credit Agreement, together with accrued interest and the associated $5.0 million prepayment fee (excluding the payment of approximately $7.0 million fees and expenses incurred in connection with such transactions and the exchange offer related to the March 2005 9½% Senior Notes);

•	the August 2005 Transactions, which occurred in August 2005 and included Products Corporation's issuance of $80.0 million aggregate principal amount of 9½% Senior Notes due 2011 that were issued by Products Corporation as additional securities under the indenture governing the March 2005 9½% Senior Notes (referred to in this prospectus supplement as the August 2005 9½% Senior Notes and, together with the March 2005 9½% Senior Notes, as the 9½% Senior Notes) and Products Corporation's use of the proceeds thereof to help fund investments in the brand initiatives and for general corporate purposes and to pay fees and expenses of approximately $3.0 million in connection with the issuance of the August 2005 9½% Senior Notes and the related exchange offer (the ‘‘August 2005 Transactions’’ and, together with the Spring 2005 Refinancing Transactions referred to in the third bullet point, the ‘‘Pro Forma 2005 Transactions’’); and

•	the rights offering and the related private placement to MacAndrews & Forbes and the use of the proceeds thereof, together with available cash, to (i) promptly redeem approximately $110 million aggregate principal amount of Products Corporation's 8 5/8% Senior Subordinated Notes, (ii) pay approximately $1.6 million of accrued interest on the 8 5/8% Senior Subordinated Notes to be redeemed and (iii) pay other fees and expenses associated with this rights offering (the ‘‘Pro Forma 2006 Rights Offering Transactions’’).

The Pro Forma Statement of Operations Data for the nine months ended September 30, 2005 give pro forma effect to the impact of the Pro Forma 2005 Transactions and the Pro Forma 2006 Rights Offering Transaction as if such transactions had been consummated on January 1, 2004. The Pro Forma Statement of Operations Data for the nine months ended September 30, 2005 do not include adjustments for the pro forma effect of the Pro Forma 2004 Refinancing Transactions as these transactions are reflected in the actual results.

The pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The pro forma financial data do not purport to represent our results of operations or our financial position that actually would have occurred had such transactions been consummated on the aforementioned dates.

The financial data should be read in conjunction with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus.

	Year Ended December 31,	Nine Months Ended September 30,
	2004	2004	2005
		(unaudited)
Historical Statement of Operations Data:
(Dollars in Millions)
Net sales	$1,297.2	$918.9	$894.5
Gross profit	811.9	565.5	544.4
Selling, general and administrative expenses	717.6	549.2	577.6
Restructuring costs and other, net(a)	5.8	—	1.5
Operating income (loss)	88.5	16.3	(34.7)
Interest expense, net	126.0	99.0	89.9
Amortization of debt issuance costs	8.2	6.8	5.1
Foreign currency (gains) losses, net	(5.2)	0.4	(1.4)
Loss on early extinguishment of debt(b)	90.7	91.4	9.0
Miscellaneous, net	2.0	2.4	1.5
Loss before income taxes	(133.2)	(183.7)	(138.8)
Provision for income taxes	9.3	5.0	9.2
Net loss	$(142.5)	$(188.7)	$(148.0)

Basic and diluted loss per common share	(0.47)	(0.68)	(0.40)
Weighted average no. of common shares outstanding: Basic and diluted	301,053,334	277,863,756	370,948,937
Other Data: (Dollars in Millions)
Net cash used in operating activities	$(94.2)	$(135.3)	$(115.9)
Net cash used in investing activities	(18.9)	(12.5)	(16.0)
Net cash provided by financing activities	174.5	172.1	92.1
Ratio of earnings to fixed charges(c)	—	—	—
Capital expenditures	$18.9	$12.5	$16.0
Purchase of permanent displays	56.0	40.3	38.7
Depreciation and amortization(d)	114.3	86.2	79.8

	Year Ended December 31, 2004	Nine Months Ended September 30, 2005
	Pro Forma 2004 Refinancing Transactions, Pro Forma 2005 Transactions and Pro Forma 2006 Rights Offering Transactions(e)	Pro Forma 2005 Transactions and Pro Forma 2006 Rights Offering Transactions(f)
Pro Forma Statement of Operations Data:
(Dollars in Millions)
Operating income (loss )	$88.5	$(34.7)
Interest expense, net	107.5	87.5
Amortization of debt issuance costs	7.0	5.5
Net loss	(122.7)	(146.0)
Ratio of earnings to fixed charges(g)	—	—
Basic and diluted loss per common share(h)	(0.40)	(0.39)
Weighted average no. of common shares outstanding: Basic and diluted(h)	308,796,527	378,692,130

(a)	Restructuring expenses incurred during 2004 to 2005 were with respect to restructuring events (e.g., employee severance costs).

(b)	Represents (i) the loss on the Revlon Exchange Transactions and fees, expenses and the write-off of deferred financing costs related to the Revlon Exchange Transactions, the refinancing of the 2001 Credit Agreement with the proceeds of borrowings under Products Corporation's 2004 Credit Agreement and the tender offer for and redemption of Products Corporation's 12% Senior Secured Notes (including the applicable premium) of $90.7 million for the year ended December 31, 2004 and $91.4 million for the nine months ended September 30, 2004 and (ii) the loss on the Spring 2005 Refinancing Transactions of $9.0 million for the nine months ended September 30, 2005.

(c)	Earnings used in computing the ratio of earnings to fixed charges consist of loss before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factor). Fixed charges exceeded earnings by $133.2 million in 2004 and $183.7 million and $138.8 million for the nine months ended September 30, 2004 and 2005, respectively.

(d)	Includes amortization related to debt issuance costs, debt discount and stock-based compensation of $8.2 million, $1.8 million and $6.4 million in 2004; $6.8 million, $1.8 million and $4.7 million in the nine months ended September 30, 2004; and $5.1 million, $0.1 million, and $4.4 million in the nine months ended September 30, 2005, respectively.

(e)	Reflects (1) the pro forma effect of the Pro Forma 2004 Refinancing Transactions on interest expense and amortization of debt issuance costs for the fiscal year ended December 31, 2004, the reduction of interest expense of approximately $22.9 million related to the Pro Forma 2004 Refinancing Transactions, and the elimination of amortization of debt issuance costs of approximately $2.1 million related to the Pro Forma 2004 Refinancing Transactions, (2) the incremental pro forma effect of the Pro Forma 2005 Transactions, which consists of additional interest expense of approximately $13.9 million, which includes amortization of debt discount, and an increase in amortization of debt issuance costs of approximately $1.1 million (Such results do not include non-recurring charges for fees and expenses of approximately $0.2 million paid to third parties in connection with our retirement of the 8 1/8% Senior Notes and the 9% Senior Notes, the $1.1 million premium associated with the redemption of the 9% Senior Notes, the $5.0 million prepayment fee associated with the prepayment of $100 million of indebtedness outstanding under the term loan facility of Products Corporation's 2004 Credit Agreement and the write-off of debt issuance costs of $3.4 million in connection with our issuance of the March 2005 9½% Senior Notes), and (3) the incremental pro forma effect of the Pro Forma 2006 Rights Offering Transactions, which consists of a reduction of interest expense of $9.5 million and a decrease in the amortization of debt issuance costs of $0.2 million. The above assumes a weighted average interest rate of approximately 7.54% on the term loan facility under Products Corporation's 2004 Credit Agreement. A 0.125% change in interest rate on the Pro Forma 2004 Refinancing Transactions would change annual pro forma interest expense by approximately $0.9 million.

(f)	Reflects the pro forma effect on the nine months ended September 30, 2005 of the Pro Forma 2005 Transactions, which consists of additional interest expense of approximately $4.8 million, which includes amortization of debt discount, and an increase in amortization of debt issuance costs of $0.5 million and the Pro Forma 2006 Rights Offering Transactions, which consists of a reduction in the interest expense of $7.1 million and a decrease in the amortization of debt issuance costs of $0.2 million.

(g)	As adjusted to reflect the combined effect of the Pro Forma 2004 Refinancing Transactions, the Pro Forma 2005 Transactions and the Pro Forma 2006 Rights Offering Transactions (excluding the payment of fees and expenses incurred in connection with such transactions). Fixed charges would have exceeded earnings by $113.4 million in 2004. Fixed charges for the nine months ended September 30, 2005 would have exceeded earnings, after giving effect to the Pro Forma 2005 Transactions and Pro Forma 2006 Rights Offering Transactions, by $136.8 million.

(h)	If at the time of the consummation of this rights offering, the fair value of our shares is more than the rights offering subscription price, basic and diluted loss per common share will be restated for all prior periods, similar to a stock dividend. Assuming the $2.80 subscription price, the weighted average number of shares outstanding would increase by approximately 2.1%, or 7,743,193 shares, the basic and diluted loss per common share would decrease by approximately 15% for the year ended December 31, 2004 and the restated basic and diluted loss per common share would be $(0.40) for the year ended December 31, 2004 and the weighted average number of shares outstanding would increase by approximately 2.1%, or 7,743,193 shares, the basic and diluted loss per common share would decrease by approximately 3.0% for the nine months-ended September 30, 2005 and the restated basic and diluted loss per common share would be $(0.39) for the nine months ended September 30, 2005.

THE RIGHTS OFFERING

Reasons for the Rights Offering

In 2004, we commenced a series of actions intended to reduce debt and strengthen our balance sheet and capital structure. As the next stage in such actions, we previously announced our intention to issue $185 million of equity and, in connection therewith, announced on February 1, 2006 that MacAndrews & Forbes has agreed to backstop our issuances of equity to ensure that we issue $110 million of equity by March 31, 2006 and an additional $75 million of equity by June 30, 2006. Our objective in connection with our plans to issue equity is to ensure that we raise $110 million by March 31, 2006 and contribute the proceeds to Products Corporation to allow it to use such proceeds, together with available cash, to promptly redeem approximately $110 million aggregate principal amount of its 8 5/8% Senior Subordinated Notes, as required under Products Corporation's 2004 Credit Agreement and the 2004 Investment Agreement.

We are engaging in this rights offering because it will allow us to timely fulfill our objective of raising $110 million, while providing all stockholders the opportunity to purchase shares of our Class A common stock, to maintain their percentage ownership of our common stock or to obtain value from selling the subscription rights. Pursuant to the 2004 Investment Agreement, MacAndrews & Forbes is backstopping this offering to ensure that we are able to achieve our objective of raising $110 million by March 31, 2006. We plan to complete the issuance of an additional $75 million in equity through an underwritten public offering of our Class A common stock by June 30, 2006, the net proceeds of which we would contribute to Products Corporation to be available for general corporate purposes. Under the 2004 Investment Agreement, until June 30, 2006, the planned $75 million equity issuance is also subject to a backstop obligation on the part of MacAndrews & Forbes, pursuant to which MacAndrews & Forbes has agreed to purchase such number of shares of our Class A common stock from us as is sufficient to ensure that we issue an additional $75 million of equity by June 30, 2006, on such terms as we (with the approval of our board of directors or an appropriate committee thereof) and MacAndrews & Forbes may agree to if the backstop becomes necessary.

We believe this two-step transaction structure will allow us, through this rights offering, to meet our objective of raising $110 million by March 31, 2006 and using the proceeds thereof to promptly reduce Products Corporation's debt and, through the planned $75 million underwritten public offering, our other objectives of generating funds for general corporate purposes as well as expanding our shareholder base.

On February 1, 2006, we announced that our board of directors (with Messrs. Perelman, Gittis and Drapkin recusing themselves because they are officers of MacAndrews & Forbes) had authorized the commencement of this rights offering. In reaching its determination, our board of directors considered a number of factors, including:

•	the opportunity that this rights offering allows all of our stockholders as of 5:00 p.m., New York City time, on February 13, 2006, the rights offering record date to participate and acquire additional shares of our Class A common stock to maintain their percentage ownership of our common stock or, alternatively, to realize value from the sale of the subscription rights if a stockholder does not have the means or the interest in exercising the subscription rights;

•	the requirement under Products Corporation's 2004 Credit Agreement and the 2004 Investment Agreement that we issue approximately $110 million of equity by March 31, 2006 and use the proceeds to promptly reduce Products Corporation's indebtedness; and

•	MacAndrews & Forbes' willingness to purchase in a private placement directly from us, at the rights offering subscription price, the full number of shares of our Class A common stock it would otherwise have been entitled to subscribe for in this rights offering in accordance with its basic subscription privilege (approximately 60% of the shares offered in the rights offering) and to purchase in a private placement, at the rights offering subscription price, such number of shares of our Class A common stock as is sufficient to ensure that the aggregate proceeds from (i) this rights offering, (ii) MacAndrews & Forbes' purchase of the shares that it would otherwise have been entitled to subscribe for pursuant to its basic subscription privilege and (iii) if necessary, the backstop, total $110 million, which assured us that $110 million of gross proceeds would be raised by March 31, 2006, as well as MacAndrews & Forbes' willingness not to exercise its over-subscription privileges that it otherwise would be entitled to exercise, which will maximize the shares available for purchase by other stockholders pursuant to their over-subscription privileges.

Neither we, our board of directors, its Independent Pricing Committee, the 401(k) plan Investment Committee nor Fidelity is making any recommendation as to whether or not you should exercise or sell your subscription rights.

The Rights

We will distribute to each holder of our Class A and Class B common stock who is a record holder of our Class A and Class B common stock on the rights offering record date, which was 5:00 p.m., New York City time, on February 13, 2006, at no charge, one transferable subscription right for each one share of our Class A and Class B common stock owned, for a total of approximately 371,720,324 subscription rights. The subscription rights will be evidenced by transferable subscription rights certificates. Each subscription right will allow you to purchase 0.1057 shares of our Class A common stock. However, as fractional shares of our Class A common stock will not be issued in this rights offering, you will need to hold at least ten subscription rights in order to purchase one share of our Class A common stock pursuant to your basic subscription privilege. The purchase price for each share of our Class A common stock, whether purchased pursuant to the basic subscription privilege or the over-subscription privilege, is $2.80 per share.

If you elect to exercise your basic subscription privilege in full, you may also subscribe, at the subscription price, for additional shares of our Class A common stock under your over-subscription privilege to the extent that other subscription rights holders do not exercise their basic subscription privileges in full (other than MacAndrews & Forbes, which has agreed to purchase in a private placement directly from us, at the rights offering subscription price, the shares of our Class A common stock that it would otherwise have been entitled to subscribe for pursuant to its basic subscription privilege). For the purposes of determining your eligibility for the over-subscription privilege, you will be deemed to have exercised your basic subscription privilege in full if you subscribe for the maximum number of whole shares of our Class A common stock available under your basic subscription privilege. If a sufficient number of shares of our Class A common stock is unavailable to fully satisfy the over-subscription privilege requests, the available shares of our Class A common stock will be sold pro rata among Over-Subscription Privilege Participants based on the number of shares each Over-Subscription Privilege Participant subscribed for under the basic subscription privilege. MacAndrews & Forbes has agreed not to exercise its over-subscription privilege, which will maximize the shares available for purchase by other stockholders pursuant to their over-subscription privileges.

We have not engaged an underwriter in connection with this rights offering.

If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading ‘‘—Beneficial Owners.’’ If our 401(k) plan holds shares of our common stock for your account, please see the information included below the heading ‘‘—Special Instructions for Participants in our 401(k) Plan.’’

No Fractional Shares; Divisibility of Subscription Rights Certificates

As fractional shares of our Class A common stock or cash in lieu of fractional shares will not be issued in this rights offering, you will need to hold at least ten subscription rights in order to purchase one share of our Class A common stock pursuant to your basic subscription privilege. To facilitate the administration of the rights offering, we rounded to four decimal places the ratio at which you are entitled to purchase shares of our Class A common stock per subscription right. As a result, in the event that all subscription rights holders exercise their basic subscription privileges in full, then we could issue an additional approximately 5,124 shares of our Class A common stock, in the aggregate, to subscription rights holders in this rights offering and to MacAndrews & Forbes (which has agreed to purchase in a private placement directly from us, at the rights offering subscription price, the shares of our Class A common stock that it would otherwise have been entitled to subscribe for pursuant to its basic subscription privilege) and, in such circumstance, would receive an additional approximately $14,347 in gross proceeds. The purchase price for each share of our Class A common stock, whether purchased pursuant to the basic subscription privilege or the over-subscription privilege, is $2.80 per share.

You may request that the subscription agent divide your subscription rights certificate into transferable parts, for instance, if you are the record holder for a number of beneficial holders of our common stock or if you desire to do so to transfer a portion of your subscription rights. The subscription agent will only facilitate subdivisions or transfers of subscription rights certificates until 5:00 p.m., New York City time, on March 15, 2006, three business days prior to the March 20, 2006 expiration date.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on March 20, 2006, the expiration date for this rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our Class A common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. However, because MacAndrews & Forbes has agreed to backstop this rights offering, we are assured of receiving aggregate gross proceeds of $110 million by March 31, 2006, as required by Products Corporation's 2004 Credit Agreement, and therefore, we will not need to extend the exercise period beyond such date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering. In the event of a material change in the rights offering, including the waiver of a material condition, we will extend the duration of the rights offering if necessary to ensure that at least five business days remain in the rights offering following notice of the material change.

If you do not exercise or sell your subscription rights before 5:00 p.m., New York City time, on March 20, 2006, the expiration date of this rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

Subscription Privileges

Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege. With your basic subscription privilege, you may purchase 0.1057 shares of our Class A common stock per subscription right, upon delivery of the required documents and payment of the subscription price. However, as fractional shares of our Class A common stock will not be issued in this rights offering, you will need to hold at least ten subscription rights in order to purchase one share of our Class A common stock pursuant to your basic subscription privilege. The purchase price for each share of our Class A common stock, whether purchased pursuant to the basic subscription privilege or the over-subscription privilege, is $2.80 per share. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to the recordholders who purchase shares in this rights offering certificates representing the shares purchased with a holder's basic subscription privilege as soon as practicable after this rights offering has expired.

Over-Subscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of our Class A common stock, upon delivery of the required documents and payment of the subscription price of $2.80 per share, for any additional shares of our Class A common stock that are not purchased by other holders of subscription rights under their basic subscription privileges as of the expiration date (other than MacAndrews & Forbes, which has agreed to purchase in a private placement directly from us, at the rights offering subscription price, the shares of our Class A common stock that it would otherwise have been entitled to subscribe for pursuant to its basic subscription privilege). You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and other holders of subscription rights do not exercise their basic subscription privileges in full (other than MacAndrews & Forbes, which has agreed to purchase in a private placement directly from us, at the rights offering subscription price, the shares of our Class A common stock that it would otherwise have been entitled to subscribe for pursuant to its basic subscription privilege).

As noted above, for the purposes of determining your eligibility for the over-subscription privilege, you will be deemed to have exercised your basic subscription privilege in full if you subscribe for the maximum number of whole shares of our Class A common stock available under your basic subscription privilege.

Although MacAndrews & Forbes, as a holder of our Class A and Class B common stock, would otherwise be entitled to this over-subscription privilege, it has agreed not to exercise this right, which will maximize the shares available for purchase by other stockholders pursuant to their over-subscription privileges.

Pro Rata Allocation. If there is not a sufficient number of shares of our Class A common stock available to fully satisfy the over-subscription requests, we will allocate the remaining available shares of our Class A common stock pro rata, after eliminating all fractional shares, among the Over-Subscription Privilege Participants. The number of remaining shares allotted to each Over-Subscription Privilege participants pursuant to the over-subscription privilege shall be the product obtained by multiplying the number of remaining available shares by a fraction, of which the numerator is the number of shares of our Class A common stock subscribed for by that Over-Subscription Privilege Participant under the basic subscription privilege and the denominator is the aggregate number of shares of our Class A common stock subscribed for by all Over-Subscription Privilege Participants under their basic subscription privilege (other than MacAndrews & Forbes, which has agreed to purchase in a private placement directly from us, at the rights offering subscription price, the shares of our Class A common stock that it would otherwise have been entitled to subscribe for pursuant to its basic subscription privilege).

As noted above, for the purposes of determining your eligibility for the over-subscription privilege, you will be deemed to have exercised your basic subscription privilege in full if you subscribe for the maximum number of whole shares of our Class A common stock available under your basic subscription privilege.

MacAndrews & Forbes will not be allocated any additional shares of our Class A common stock as part of its over-subscription privilege because it has agreed in the Stock Purchase Agreement not to exercise its over-subscription privilege, which will maximize the shares available for purchase by other stockholders pursuant to their over-subscription privileges.

Full Exercise of Basic Subscription Privilege. You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. For the purposes of determining your eligibility for the over-subscription privilege, you will be deemed to have exercised your basic subscription privilege in full if you subscribe for the maximum number of whole shares of our Class A common stock available under your basic subscription privilege. Further, to determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our Class A common stock that you own individually and subscription rights for shares of our Class A common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of our Class A common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

Return of Excess Payment; Delivery of Stock Certificate. If you exercised your over-subscription privilege and are allocated less than all of the shares of our Class A common stock for which you wished to subscribe under your over-subscription privilege, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering. We will deliver to the recordholders who purchase shares in this rights offering certificates representing the shares of our Class A common stock that they purchased as soon as practicable after the expiration date of this rights offering and after all pro rata allocations and adjustments have been completed. If you are a participant in our 401(k) plan, please refer to the information set forth in "Special Instructions for Participants in Our 401(k) Plan" below.

Conditions to the Rights Offering

We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of Independent Pricing Committee would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these events occur. In the event of a material change in the rights offering, including the waiver of a material condition, we will extend the duration of the rights offering if necessary to ensure that at least five business days remain in the rights offering following notice of the material change. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also ‘‘—Cancellation Rights.’’

Cancellation Rights

Our board of directors has granted the Independent Pricing Committee the authority to cancel or recommend to the board the cancellation of this rights offering, in whole or in part, in its sole discretion at any time prior to the time this rights offering expires for any reason (including a change in the market price of our Class A common stock) or no reason. If we cancel this rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

Method of Subscription—Exercise of Rights

You may exercise your subscription rights by delivering the following to the subscription agent, at or prior to 5:00 p.m., New York City time, on March 20, 2006, the expiration date of this rights offering:

•	Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	Your full subscription price payment for each share subscribed for under your subscription privileges.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time on March 20, 2006, the expiration date of this rights offering.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., New York City time, on March 20, 2006, the expiration date of this rights offering.

If you are a participant in our 401(k) plan, please refer to the information set out in ‘‘—Special Instructions for Participants in Our 401(k) Plan.’’

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of our Class A common stock for which you are subscribing by either:

•	check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at JPMorgan Chase Bank, ABA No. 021 000 021, Account No. 323-053785.

If you are a participant in our 401(k) plan, please refer to the information set out in ‘‘—Special Instructions for Participants in Our 401(k) Plan.’’

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	Clearance of any uncertified check;

•	Receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

•	Receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

If you are paying by uncertified check, please note that uncertified checks may take at least five (5) business days to clear. If you wish to pay the subscription price by uncertified check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

By mail or overnight courier to:

American Stock Transfer & Trust Company
Operations Center
Attn: Exchange Department
6201 15th Avenue
Brooklyn, NY 11219

By hand to:

American Stock Transfer & Trust Company
Attn: Exchange Department
59 Maiden Lane
New York, NY 10038

You may call the subscription agent toll-free at (877) 248-6417.

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our Class A common stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our Class A common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.

Exercising a Portion of Your Subscription Rights

If you subscribe for fewer than all of the shares of our Class A common stock represented by your subscription rights certificate, you may request from the subscription agent a new subscription rights certificate representing your unused subscription rights and then attempt to sell your unused subscription rights. See ‘‘—Method of Transferring and Selling Subscription Rights.’’ Alternatively, you may transfer a portion of your subscription rights and request from the subscription agent a new subscription rights certificate representing the subscription rights you did not transfer. However, the subscription agent will only facilitate subdivisions or transfers of subscription rights certificates until 5:00 p.m., New York City time, on March 15, 2006, three business days prior to 5:00 p.m., New York City time, on March 20, 2006, the expiration date of the rights offering. All subscription rights must be exercised prior to the expiration date of this rights offering, or else your subscription rights will be null and void. We will not issue any subscription rights certificates for unexercised subscription rights after the rights offering expiration date.

If you are a participant in our 401(k) plan, please refer to the information set out in ‘‘—Special Instructions for Participants in Our 401(k) Plan.’’

Your Funds Will Be Held by the Subscription Agent Until Shares of our Class A Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our Class A common stock to you upon consummation of the rights offering.

MEDALLION GUARANTEE MAY BE REQUIRED

YOUR SIGNATURE ON EACH SUBSCRIPTION RIGHTS CERTIFICATE MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION, SUCH AS A MEMBER FIRM OF A REGISTERED NATIONAL SECURITIES EXCHANGE OR A MEMBER OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., OR A COMMERCIAL BANK OR TRUST COMPANY HAVING AN OFFICE OR CORRESPONDENT IN THE U.S., SUBJECT TO STANDARDS AND PROCEDURES ADOPTED BY THE SUBSCRIPTION AGENT, UNLESS:

•	YOUR SUBSCRIPTION RIGHTS CERTIFICATE PROVIDES THAT SHARES ARE TO BE DELIVERED TO YOU AS RECORD HOLDER OF THOSE SUBSCRIPTION RIGHTS; OR

•	YOU ARE AN ELIGIBLE INSTITUTION.

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of 5:00 p.m., New York City time, on February 13, 2006, the rights offering record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising or selling their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock as of 5:00 p.m., New York City time, on February 13, 2006, the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled ‘‘Nominee Holder Certification’’ that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise or sell your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled ‘‘Beneficial Owners Election Form.’’ You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

If you are a participant in our 401(k) plan, please refer to the information set out in ‘‘—Special Instructions for Participants in Our 401(k) Plan.’’

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. Because uncertified checks may take at least five (5) business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier's check, money order or wire transfer of funds.

If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

If you are a participant in our 401(k) plan, you will not receive a subscription rights certificate, but you will be notified on a 401(k) Plan Participant Election Form of the estimated number of subscription rights that will be deemed allocated to your account under our 401(k) plan. Please refer to the information set out under ‘‘—Special Instructions for Participants in Our 401(k) Plan.’’

Determinations Regarding the Exercise or Sale of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise or sale of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the subscription agent nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our Class A common stock to you could be deemed unlawful under applicable law.

Special Instructions for Participants in Our 401(k) Plan

Our Class A common stock is one of the investments available under our 401(k) plan. Subscription rights will be deemed allocated to 401(k) plan participants for whose account the 401(k) plan holds shares of our Class A common stock as of 5:00 p.m., New York City time, on February 13, 2006, the record date for this rights offering in proportion to the number of such shares held on their behalf under the 401(k) plan as of that date. Those participants will have the ability to direct Fidelity to sell or exercise some or all of the subscription rights allocable to them. At February 13, 2006, the 401(k) plan was the record holder of approximately 949,287 shares of our Class A common stock in the aggregate.

If shares of our Class A common stock are held by our 401(k) plan for your account as of 5:00 p.m., New York City time, on February 13, 2006, the rights offering record date, you will be notified by us of this rights offering and the estimated number of subscription rights that will be deemed allocated to your account under our 401(k) plan. Please feel free to contact Fidelity toll-free at (800) 835-5095 or visit Fidelity's website at www.netbenefits.com (if you have not done so already, you may need to set up your user ID and password) in order to determine the exact number of subscription rights that has been deemed allocated to your 401(k) plan account. If you wish to sell or exercise your subscription rights, in whole or in part, you will need to notify Fidelity of your decision and Fidelity will follow your directions and act for you, unless otherwise required be law. To indicate your decision, you should complete the form entitled 401(k) Plan Participant Election Form and return it to Fidelity. You should receive this form with the other rights offering materials. If you do not receive this form, you should contact the information agent if you believe you are entitled to participate in this rights offering with respect to shares you hold under the 401(k) plan.

Fidelity must receive your completed 401(k) Plan Participant Election Form no later than 4:00 p.m., New York City time, on March 13, 2006, seven calendar days prior to the March 20, 2006 expiration date of this rights offering, so that Fidelity can sell or exercise the subscription rights on your behalf prior to the expiration date.

To the extent you elect to sell some or all of the subscription rights deemed allocated to you under the 401(k) plan, Fidelity will attempt to sell those rights on your behalf as soon as practicable after it receives the 401(k) Plan Participant Election Form from you (provided that, to the extent that market conditions prevent the sale of subscription rights on any particular day, successive daily attempts will be made to sell the subscription rights until they are all sold or they expire). Fidelity's obligation to execute sell orders is subject to its ability to find buyers for the subscription rights. We cannot assure you that a trading market for the subscription rights will develop or can be maintained. Any direction to exercise your subscription rights will be implemented as described below. In any event, if you fail to properly instruct Fidelity to either sell or exercise your subscription rights at or before 4:00 p.m., New York City time, on March 13, 2006, the 401(k) plan Investment Committee has directed Fidelity to attempt to sell the subscription rights on your behalf beginning on March 14, 2006.

If you elect to exercise some or all of your subscription rights, you must ensure that the total amount of the funds required for such exercise (for both the basic subscription privilege and any over-subscription privilege you may elect to exercise) has been allocated to investment funds held in your account under the 401(k) plan, other than the Common Stock Fund, no later than 4:00 p.m., New York City time, on

March 13, 2006, which is seven calendar days prior to the March 20, 2006 expiration date of this rights offering. On or prior to March 16, 2006, Fidelity, in order to exercise the subscription rights on your behalf in this rights offering, will deduct the necessary subscription payment amount pro rata from the investment funds held in your account under the 401(k) plan (other than the Common Stock Fund) and transfer that amount to the subscription agent. However, notwithstanding instructions from participants of our 401(k) plan to exercise their subscription rights, the 401(k) plan Investment Committee has directed Fidelity not to exercise the subscription rights if on March 16, 2006 (i.e., four calendar days prior to the March 20, 2006 expiration date of this rights offering), the per share public trading price of our Class A common stock is less than the per share subscription price. The 401(k) plan Investment Committee has further directed Fidelity to attempt, instead, to sell the subscription rights in such case; however, if the per share subscription price exceeds the per share public trading price, it is likely that the subscription rights will have no value.

Do not send your subscription price payment to us, the subscription agent or the information agent. If there are not sufficient funds to exercise all of your subscription rights in accordance with your election, the subscription rights will be exercised to the maximum extent possible with the amount deducted. If an active trading market for the subscription rights develops and is maintained, the 401(k) plan Investment Committee has directed Fidelity to attempt to sell for your account any remaining subscription rights that are not exercised because of insufficient funds.

If you are a 401(k) participant and subscription rights held in your 401(k) plan account are sold, the proceeds of any sale of subscription rights (whether directed by you or implemented by Fidelity in the absence of proper direction or on account of insufficient funds for exercise) will be the actual sales price of your subscription rights less the applicable commission and fees with respect to such sales. See ‘‘Frequently Asked Questions Regarding the Rights Offering and the Revlon 401(k) Plan" in the Letter To Participants in the Revlon Employee Savings, Investment and Profit Sharing Plan provided to our 401(k) plan participants along with this prospectus supplement for further information on such commissions and fees.

The net proceeds of any sale of subscription rights will be deposited in the Fidelity Managed Income Portfolio II – Class 1 fund established under the 401(k) plan, where these amounts will remain subject to your further investment directions in accordance with the terms of the 401(k) plan. This transaction will be accounted for as an exchange from the fund in which your subscription rights will be held, or the Revlon Rights Fund, into the Fidelity Managed Income Portfolio II – Class 1 fund established under the 401(k) plan.

Any shares of our Class A common stock purchased upon exercise of the subscription rights you are deemed to hold under the 401(k) plan will be deemed allocated to the Common Stock Fund, where they will remain subject to your further investment directions in accordance with the terms of the 401(k) plan.

Once you send to Fidelity the form entitled 401(k) Plan Participant Election Form, you may not revoke your exercise instructions. If you elect to exercise your subscription rights, you should be aware that the market value of our Class A common stock may go up or down during the period after you submit your 401(k) Plan Participant Election Form to Fidelity and before the time that our Class A common stock is purchased under the subscription rights and deemed allocated to your account under the 401(k) plan.

All subscription payments received by the subscription agent from Fidelity on your behalf and not applied to the purchase of shares of our Class A common stock will be deposited in the Fidelity Managed Income Portfolio II – Class 1 fund established under the 401(k) plan (regardless of the investment funds from which the subscription payment was taken), without interest or deduction, where these amounts will remain subject to your further investment directions in accordance with the terms of the 401(k) plan. Similarly, as described above, if (i) on March 16, 2006 (i.e., four calendar days prior to the March 20, 2006 expiration date of this rights offering), the per share public trading price of our Class A common stock is less than the per share subscription price and Fidelity, therefore, pursuant to the 401(k) plan Investment Committee's direction, attempts, instead, to sell the subscription rights, all unused subscription payments will be deposited in the Fidelity Managed Income Portfolio II – Class 1 fund established under the 401(k)

plan (regardless of the investment funds from which the subscription payment was taken), where these amounts will remain subject to your further investment directions in accordance with the terms of the 401(k) plan.

If you terminate employment and request a distribution from the 401(k) plan effective before the expiration of this rights offering, any subscription rights deemed allocated to your account at the time of distribution will not be distributed to you along with the other funds held in your 401(k) accounts and will instead be sold (to the extent that a market develops and is maintained) with any net sale proceeds distributed to you as promptly as practicable in accordance with the otherwise applicable terms of the 401(k) plan. If (i) you elected to exercise the subscription rights deemed allocated to your 401(k) plan account and the total amount of the funds required for an exercise of your subscription rights (for both the basic subscription privilege and any over-subscription privilege you may elect to exercise) has been allocated to investment funds held in your account under the 401(k) plan, other than the Common Stock Fund, prior to your termination from the plan, and (ii) you request a distribution from the 401(k) plan after such amount has been transferred to the subscription agent but before the consummation of the rights offering, you will receive the shares of our Class A common stock underlying the subscription rights you exercised upon the consummation of the rights offering rather than at the time of the distribution.

Neither we, the subscription agent, the information agent, the 401(k) plan Investment Committee nor Fidelity will be under any duty to notify you of any defect or irregularity in connection with your submission of the 401(k) Plan Participant Election Form, and we will not be liable for failure to notify you of any defect or irregularity with respect to the completion of such form. We reserve the right to reject your exercise or instructions for sale of subscription rights if your exercise is, or instructions for sale are, not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our Class A common stock to you could be deemed unlawful under applicable law.

The 401(k) Plan Participant Election Form must be delivered to Fidelity. A self-addressed envelope has been included in the materials provided to our 401(k) plan participants along with this prospectus supplement that you may use to mail the 401(k) Plan Participant Election Form. In any event, you must use one of the addresses set forth below:

By mail to:

Fidelity Institutional Retirement Services Company

Client Service Operations
P.O. Box 770001
Cincinnati, OH 45277-0018

By hand delivery or overnight courier:

Fidelity Investments

Core Market Operations
100 Crosby Parkway, KCIF-C
Covington, KY 41015-4325

Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

Participants in our 401(k) plan should also review the Letter To Participants in the Revlon Employee Savings, Investment and Profit Sharing Plan, including the ‘‘Frequently Asked Questions Regarding the Rights Offering and the Revlon 401(k) Plan’’ section of such letter and the Notice to the Revlon Employees' Savings, Investment and Profit Sharing Plan, copies of which have been provided to such participants along with this prospectus supplement.

Regulatory Limitation

We will not be required to issue to you shares of our Class A common stock pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at 5:00 p.m., New York City time, the expiration date of this rights offering, you have not obtained such clearance or approval.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent at or before 5:00 p.m., New York City time, the expiration date of this rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	at or prior to 5:00 p.m., New York City time, on March 20, 2006, the expiration date of this rights offering, deliver to the subscription agent your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth above in ‘‘—Method of Payment’’;

•	at or prior to 5:00 p.m., New York City time, on March 20, 2006, the expiration date of this rights offering, deliver to the subscription agent the form entitled ‘‘Notice of Guaranteed Delivery,’’ substantially in the form provided with the ‘‘Instructions as to Use of Revlon, Inc. Subscription Rights Certificates’’ distributed with your subscription rights certificates; and

•	within three (3) business days following the date of your Notice of Guaranteed Delivery, deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Revlon, Inc. Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery, you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificates, the number of shares of our Class A common stock for which you are subscribing under your basic subscription privilege and the number of shares of our Class A common stock for which you are subscribing under your over-subscription privilege, if any; and

•	your guarantee that you will, within three (3) business days following the date of your Notice of Guaranteed Delivery, deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under ‘‘—Delivery of Subscription Materials and Payment.’’ You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by fax transmission (Fax No.: (718) 234-5001). To confirm fax deliveries, you may call the subscription agent toll-free at (877) 248-6417.

D.F. King & Co., Inc., the information agent for this rights offering, will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call D.F. King toll-free at (800) 949-2583 to request any copies of the form of Notice of Guaranteed Delivery. Banks and brokerage firms please call collect at (212) 269-5550 to request any copies of the form of Notice of Guaranteed Delivery.

Questions About Exercising Or Selling Subscription Rights

If you have any questions or require assistance regarding the method of exercising or selling your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of Revlon, Inc. Subscription Rights Certificates or the Notice of Guaranteed Delivery, please contact D.F. King & Co., Inc., the information agent for this rights offering, toll-free at (800) 949-2583. Banks and brokerage firms can call the information agent collect at (212) 269-5550.

Subscription Agent And Information Agent

We have appointed American Stock Transfer & Trust Company to act as subscription agent and D.F. King & Co., Inc. to act as information agent for this rights offering. We will pay all fees and expenses of the subscription agent and the information agent related to this rights offering and have also agreed to indemnify the subscription agent and the information agent from liabilities that they may incur in connection with this rights offering.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised prior to 5:00 p.m., New York City time on March 20, 2006, the expiration date of this rights offering, will expire and will have no value.

Procedures For DTC Participants

We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company, or DTC. If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our Class A common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of our Class A common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Subscription Price

Subscribing for one share of Class A common stock requires you to hold ten subscription rights. The subscription price is $2.80 per share. For more information with respect to how the subscription price was determined, see ‘‘Prospectus Supplement Summary—Questions and Answers About the Rights Offering’’ included elsewhere in this prospectus supplement.

Foreign And Other Stockholders

We will not mail subscription rights certificates to stockholders that have addresses outside the U.S. or whose addresses are Army Post Office or a Fleet Post Office addresses. Instead, we will have the subscription agent hold the subscription rights certificates for those holders' accounts. To exercise their subscription rights, foreign holders or holders with an Army Post Office or a Fleet Post Office address must notify the subscription agent before 11:00 a.m., New York City time, on March 15, 2006, three business days prior to the March 20, 2006 expiration date, and, with respect to holders whose addresses are outside the U.S., must establish to the satisfaction of the subscription agent that it is permitted to exercise its subscription rights under applicable law. If any such holder does not notify and provide acceptable instructions to the subscription agent by such time (and if no contrary instructions have been received), the subscription rights will be sold, subject to the subscription agent's ability to find a purchaser. Any such sales will be deemed to be effected at the weighted average sale price of all subscription rights sold by the subscription agent on the relevant date of sale. See ‘‘—Method of Transferring and Selling Subscription Rights.’’ If the subscription agent sells subscription rights for any such holder, the subscription agent will remit a check for the proceeds from the sale of any subscription rights (less any applicable commissions, taxes or broker fees) to the applicable foreign holder or the applicable holder with an Army Post Office or a Fleet Post Office address by mail. The proceeds, if any, resulting from sales of subscription rights pursuant to the basic subscription privilege of holders whose addresses are not known by the subscription agent or to whom delivery cannot be made will be held in an interest bearing account. Any amount remaining unclaimed by any such holder on the second anniversary of the expiration date of this rights offering will be remitted to us, subject to escheat and unclaimed property laws.

Methods For Transferring And Selling Subscription Rights

We have been advised by the NYSE that the subscription rights will be traded on the NYSE under the symbol ‘‘REV RT’’ beginning on February 22, 2006, the second business day following the commencement of the rights offering. The subscription rights may be purchased or sold until 5:00 p.m., New York City time, on March 17, 2006, the last business day prior to the March 20, 2006 expiration date. However, the subscription agent will only facilitate subdivisions or transfers of the physical subscription rights certificates until 5:00 p.m., New York City time, on March 15, 2006, three business days prior to the March 20, 2006 expiration date. You may sell your subscription rights by contacting your broker or the institution through which you hold your securities. In addition, if you are a record holder of our common stock, you may sell your subscription rights through the subscription agent (as described below). However, there has been no prior public market for the subscription rights, and we cannot assure you that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the price at which the subscription rights will trade, if at all. If you do not exercise or sell your subscription rights by 5:00 p.m., New York City time, on the March 20, 2006 expiration date of this rights offering, you will lose the value of the subscription rights. See ‘‘—General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights’’ below.

Transfer of Subscription Rights. You may transfer subscription rights in whole by endorsing the subscription rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your subscription rights certificate.

If you wish to transfer only a portion of the subscription rights, you must deliver your properly endorsed subscription rights certificate to the subscription agent before 5:00 p.m., New York City time, on March 15, 2006, three business days prior to the March 20, 2006 expiration date as the subscription agent will only facilitate subdivisions or transfers of the physical subscription rights certificates until such date and time. With your subscription rights certificate, you should include instructions to register such portion of the subscription rights evidenced thereby in the name of the transferee (and to issue a new subscription rights certificate to the transferee evidencing such transferred subscription rights). You may only transfer whole subscription rights and not fractions of a subscription right. If there is sufficient time before the expiration of this rights offering, the subscription agent will send you a new subscription rights certificate evidencing the balance of your subscription rights that you did not transfer to the transferee. You may also instruct the subscription agent to send the subscription rights certificate to one or more additional transferees. If you wish to sell your remaining subscription rights, you may request that the subscription agent send you certificates representing your remaining subscription rights so that you may sell them through your broker or dealer.

If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to 5:00 p.m., New York City time, on March 20, 2006, the expiration date of this rights offering, for the subscription agent to:

•	receive and process your transfer instructions; and

•	issue and transmit a new subscription rights certificate to your transferee or transferees with respect to transferred subscription rights, and to you with respect to any subscription rights you retained.

If you wish to transfer your subscription rights to any person other than a bank or broker, the signatures on your subscription rights certificate must be guaranteed by an eligible institution.

If you are a participant in our 401(k) plan, please refer to the information set out in ‘‘—Special Instructions for Participants in Our 401(k) Plan.’’

Sales of Subscription Rights Through the Subscription Agent. If you are a record holder of our Class A common stock and choose not to sell your subscription rights through your broker or dealer, you may choose to sell your subscription rights through the subscription agent. If you wish to have the subscription agent seek to sell your subscription rights, you must deliver your properly executed subscription rights certificate, with appropriate instructions, to the subscription agent by 5:00 p.m., New York City time, on

March 15, 2006, three business days prior to the March 20, 2006 expiration date of this rights offering. If you want the subscription agent to seek to sell only a portion of your subscription rights, you must send the subscription agent instructions setting forth what you would like done with the subscription rights along with your subscription rights certificate by 5:00 p.m., New York City time, on March 15, 2006, three business days prior to the March 20, 2006 expiration date of this rights offering.

If the subscription agent sells subscription rights for you, it will send you a check for the net proceeds from the sale of any of your subscription rights, less any applicable commissions, taxes or broker fees, as soon as practicable following the sale. If your subscription rights can be sold, the sale will be deemed to have been made at the weighted average net sale price of all subscription rights sold by the subscription agent on the relevant date of sale. We cannot assure you, however, that a market will develop for the purchase and sale of the subscription rights or that the subscription agent will be able to sell your subscription rights.

IF YOU ARE A RECORD HOLDER AND YOU CHOOSE TO SELL YOUR SUBSCRIPTION RIGHTS THROUGH THE SUBSCRIPTION AGENT, YOU MUST DELIVER YOUR ORDER TO SELL YOUR SUBSCRIPTION RIGHTS TO THE SUBSCRIPTION AGENT BY 5:00 P.M., NEW YORK CITY TIME, ON MARCH 15, 2006, THREE BUSINESS DAYS BEFORE THE MARCH 20, 2006 EXPIRATION DATE. IF LESS THAN ALL SALES ORDERS RECEIVED BY THE SUBSCRIPTION AGENT ON A PARTICULAR DATE ARE FILLED, IT WILL PRORATE THE PROCEEDS FROM THE SALE OF RIGHTS WHICH WERE ABLE TO BE EXECUTED AMONG YOU AND THE OTHER SUBSCRIPTION RIGHTS HOLDERS WHO ELECTED TO SELL THEIR RIGHTS BASED UPON THE NUMBER OF SUBSCRIPTION RIGHTS THAT EACH HOLDER HAS INSTRUCTED THE SUBSCRIPTION AGENT TO SELL ON SUCH DATE. THE SUBSCRIPTION AGENT IS REQUIRED TO SELL YOUR SUBSCRIPTION RIGHTS ONLY IF IT IS ABLE TO FIND BUYERS.

If you sell your subscription rights through your broker or dealer, you must deliver your order to sell to your broker or dealer by 5:00 p.m., New York City time, on March 17, 2006, the last business day prior to the March 20, 2006 expiration date and may receive a different amount of proceeds than if you sell the same amount of subscription rights through the subscription agent. If you sell your subscription rights through your broker or dealer instead of the subscription agent, your sales proceeds will be the actual sales price of your subscription rights less any applicable brokers commission, taxes or other fees, rather than the weighted average net sale price of all subscription rights sold by the subscription agent on the relevant date described above.

If you are a participant in our 401(k) plan, please refer to the information set out in ‘‘—Special Instructions for Participants in Our 401(k) Plan.’’

General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights. The amount of time needed by your transferee to exercise or sell its subscription rights depends upon the method by which you, as the transferor, deliver the subscription rights certificates, the method of payment made by your transferee and the number of transactions that the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the subscription rights that you transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

You will receive a new subscription rights certificate upon a partial exercise, transfer or sale of subscription rights only if the subscription agent receives your properly endorsed subscription rights certificate no later than 5:00 p.m., New York City time, on March 15, 2006, three business days before the March 20, 2006 expiration date. The subscription agent will not issue a new subscription rights certificate if your subscription rights certificate is received after that time and date. If your instructions and subscription rights certificate are received by the subscription agent after that time and date, you will not receive a new subscription rights certificate and therefore will not be able to sell or exercise your remaining subscription rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your subscription rights, except that we will pay any fees of the subscription agent and information agent associated with this rights offering. Any amounts you owe will be deducted from your account.

If you do not exercise or sell your subscription rights by 5:00 p.m., New York City time, on March 20, 2006, the expiration date of this rights offering, you will lose the value of the subscription rights.

No Board Or Independent Pricing Committee Recommendation

An investment in shares of our Class A common stock and any sale of subscription rights must be made according to each investor's evaluation of its own best interests and after considering all of the information in this prospectus supplement and the accompanying prospectus, including (i) the risk factors under the heading ‘‘Risk Factors’’ related to the rights offering, (ii) the risk factors related to our Company and an investment in our Class A common stock included in our Current Report on Form 8-K filed with the SEC on September 9, 2005, which is incorporated by reference herein, (iii) the risk factors related to our Company and an investment in our Class A common stock to be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which we expect to file with the SEC on or about March 2, 2006 and which will be incorporated by reference herein and (iv) and all of the other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither we, our board of directors, its Independent Pricing Committee, the 401(k) plan Investment Committee nor Fidelity, make any recommendation to subscription rights holders regarding whether they should exercise or sell their subscription rights.

Shares Of Common Stock Outstanding After The Rights Offering

Based on the 340,470,324 shares of our Class A common stock and 31,250,000 shares of our Class B common stock issued and outstanding as of 5:00 p.m., New York City time, on February 13, 2006, the rights offering record date, approximately 379,756,038 shares of our Class A common stock will be issued and outstanding after this rights offering expires, an increase in the number of outstanding shares of our Class A common stock of approximately 12%. All of the 31,250,000 shares of our Class B common stock, all of which were beneficially owned by MacAndrews & Forbes as of 5:00 p.m., New York City time, on February 13, 2006, the rights offering record date, will remain outstanding.

Effects Of Rights Offering On Stock Plan And Other Plans

As of January 1, 2006, there were outstanding 3,810,002 restricted shares as to which restrictions had not lapsed and options to purchase 33,033,097 shares of our Class A common stock issued or committed to be issued pursuant to stock options granted by us and our affiliates. None of the outstanding options or restricted shares have antidilution or other provisions of adjustment that will be triggered by this rights offering. Each outstanding and unexercised option will remain unchanged and will be exercisable, subject to vesting, if any, for the same number of shares of our Class A common stock and at the same exercise price as before this rights offering. Similarly, each restricted share will remain unchanged.

Effects Of Rights Offering On The MacAndrews & Forbes' Securities And Ownership

Set forth below, for illustrative purposes only, are two scenarios that indicate the effect that this rights offering and related share issuance could have on MacAndrews & Forbes' relative percentage ownership of the number of shares and combined voting power of our common stock. As of 5:00 p.m., New York City time on February 13, 2006, the rights offering record date, MacAndrews & Forbes owned approximately 60% of our outstanding common stock and controlled approximately 77% of the voting power of our outstanding common stock.

If all rights holders other than MacAndrews & Forbes subscribe for less than an aggregate of 15,885,662 shares of our Class A common stock offered to them through the exercise of any combination of their basic subscription privilege or, if applicable, their over-subscription privilege, because of MacAndrews & Forbes' commitment to backstop this rights offering, the percentage of common stock owned by such other stockholders in the aggregate will decrease, an example of which is described in Scenario B below.

SCENARIO A—All subscription rights are subscribed for on a pro rata basis by all of the stockholders to whom the subscription rights were issued, except MacAndrews & Forbes, or alternatively, all subscription rights are subscribed for by stockholders other than MacAndrews & Forbes through the exercise of their basic subscription privilege and, if applicable, over-subscription privilege, such that in any case 15,885,662 shares of our Class A common stock are purchased by holders other than MacAndrews & Forbes, and MacAndrews & Forbes, pursuant to the Stock Purchase Agreement, purchases in a private placement directly from us, at the rights offering subscription price, the full number of shares of our Class A common stock it would have been entitled to subscribe for in this rights offering in accordance with its basic subscription privilege. In either case, MacAndrews & Forbes would not need to backstop the rights offering under this scenario.

SCENARIO B—None of our stockholders exercise their subscription rights and MacAndrews & Forbes purchases in a private placement directly from us, at the rights offering subscription price, the full number of shares of our Class A common stock it would have been entitled to subscribe for in this rights offering in accordance with its basic subscription privilege and, pursuant to its backstop obligations, purchases such additional number of shares of our Class A common stock as is sufficient to ensure that the aggregate proceeds from (i) this rights offering, (ii) MacAndrews & Forbes' purchase of the shares that it would otherwise have been entitled to subscribe for pursuant to its basic subscription privilege and (iii) if necessary, the backstop, total $110 million.

Scenario	Total Shares Offered	No. of Shares Purchased By MacAndrews & Forbes	Approximate Gross Proceeds Raised	MacAndrews & Forbes Percentage Ownership of our Common Stock	MacAndrews & Forbes Percentage of Combined Voting Power
A	39,285,714	23,400,052	$110,000,000	60%	76%
B	39,285,714	39,285,714	$110,000,000	63%	78%

Other Matters

We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our Class A common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in this rights offering.

STOCK PURCHASE AGREEMENT

Pursuant to a Stock Purchase Agreement between Revlon and MacAndrews & Forbes, dated February 17, 2006, MacAndrews & Forbes agreed, among other things:

•	to purchase in a private placement directly from us, at the rights offering subscription price, the full number of shares of our Class A common stock it would otherwise have been entitled to subscribe for in this rights offering in accordance with its basic subscription privilege;

•	to not exercise the over-subscription privilege that it would otherwise be entitled to exercise in this rights offering; and

•	to backstop this rights offering, if necessary, on the closing of the rights offering by purchasing in a private placement, at the rights offering subscription price, such number of shares of our Class A common stock as is sufficient to ensure that the aggregate proceeds from (i) this rights offering, (ii) MacAndrews & Forbes' purchase of the shares that it would otherwise have been entitled to subscribe for pursuant to its basic subscription privilege and (iii) if necessary, the backstop, total $110 million.

All shares acquired by MacAndrews & Forbes in this rights offering will be registrable securities under the existing registration rights agreement between us and REV Holdings LLC.

USE OF PROCEEDS

Our gross proceeds from this rights offering will be approximately $110,000,000, which will include proceeds from the purchase in a private placement, at the rights offering subscription price, by MacAndrews & Forbes of the number of shares of our Class A common stock it would otherwise have been entitled to subscribe for in this rights offering and could include proceeds from the purchase in a private placement, at the rights offering subscription price, by MacAndrews & Forbes of additional shares of our Class A common stock pursuant to its arrangement to backstop this rights offering. The proceeds from this rights offering will be used, together with available cash, to (i) promptly redeem approximately $110,000,000 aggregate principal amount of Products Corporation's 8 5/8% Senior Subordinated Notes, which notes mature on February 1, 2008, (ii) pay approximately $1.6 million of accrued interest on the 8 5/8% Senior Subordinated Notes to be redeemed and (iii) pay other fees and expenses associated with this rights offering.

DILUTION

Purchasers of our Class A common stock in this rights offering will experience an immediate dilution of the net tangible book value per share of our Class A common stock. Our net tangible book value as of September 30, 2005 was approximately $(1,401) million, or $(3.77) per share of our Class A and Class B common stock (based upon 371,667,418 shares of our common stock outstanding as of September 30, 2005). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding Class A and Class B common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of our Class A common stock in this rights offering and the net tangible book value per share of our Class A and Class B common stock immediately after this rights offering. At the subscription price of $2.80 per share and after deducting estimated offering expenses payable by us, and the application of the estimated net proceeds from this rights offering, our pro forma net tangible book value as of September 30, 2005 would have been approximately $(1,293) million, or $(3.15) per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $0.62 per share and an immediate dilution to purchasers in this rights offering of $5.95 per share. The following table illustrates this per share dilution (based upon 410,953,132 shares of our common stock that would have been outstanding on September 30, 2005 after giving pro forma effect to the consummation of this rights offering):

Subscription price		$2.80
Net tangible book value per share prior to this rights offering	$(3.77)
Increase per share attributable to this rights offering	0.62
Pro forma net tangible book value per share after this rights offering		(3.15)
Dilution in net tangible book value per share to purchasers		$5.95

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005, as adjusted to give pro forma effect to this rights offering and the use of the proceeds of the rights offering, together with available cash, to (i) promptly redeem approximately $110,000,000 aggregate principal amount of Products Corporation's 8 5/8% Senior Subordinated Notes, (ii) pay approximately $1.6 million of accrued interest on the 8 5/8% Senior Subordinated Notes to be redeemed and (iii) pay other fees and expenses associated with this rights offering, as if such transactions had occurred on September 30, 2005. The table should be read in conjunction with ‘‘Selected Historical and Unaudited Pro Forma Consolidated Financial Data’’ and with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus supplement.

	September 30, 2005 (Dollars in millions)
	Actual	Pro Forma 2006 Rights Offering Transactions Adjustments	Pro Forma 2006 Rights Offering Transactions
		(Unaudited)
Cash and cash equivalents	$77.7	$(3.9)	$73.8	(a)
Indebtedness:
Short-term borrowings – third parties	$40.4	$—	$40.4
Long-term debt:
Credit facilities (Term loan facility due 2010)	700.0	—	700.0
8 5/8% Senior Subordinated Notes due 2008	327.0	(110.0)	217.0	(b)
9½% Senior Notes due 2011	386.3	—	386.3
Total indebtedness	1,453.7	(110.0)	1,343.7	(b)
Stockholders' deficiency:
Class B common stock	0.3	—	0.3
Class A common stock	3.4	0.4	3.8	(b)
Additional paid-in capital	771.2	107.3	878.5	(b)
Treasury stock	(0.8)	—	(0.8)
Accumulated deficit	(1,806.2)	(0.5)	(1,806.7)	(c)
Deferred compensation	(7.9)	—	(7.9)
Accumulated other comprehensive loss	(128.6)	—	(128.6)
Total stockholders' deficiency	(1,168.6)	107.2	(1,061.4)
Total capitalization	$285.1	(2.8)	$282.3

(a)	Includes cash used of $1.6 million of accrued interest on the 8 5/8% Senior Subordinated Notes to be redeemed and $2.3 million in other estimated fees and expenses associated with this rights offering.

(b)	Reflects the redemption of approximately $110 million aggregate principal amount of the 8 5/8% Senior Subordinated Notes and the issuance of 39,285,714 shares of Class A common stock pursuant to this rights offering and the private placement of shares of Class A common stock to MacAndrews & Forbes at the subscription price of $2.80 per share, reduced by the aforementioned estimated fees and expenses.

(c)	Includes the write-off of deferred financing costs associated with the redemption of approximately $110 million aggregate principal amount of the 8 5/8% Senior Subordinated Notes.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion sets forth the material Federal income tax consequences of this rights offering to holders of our common stock that hold such stock as a capital asset for Federal income tax purposes. This discussion is based upon existing United States Federal income tax law, which is subject to differing interpretations or change (possibly with retroactive effect). This discussion applies only to holders that are U.S. persons (as defined under the Internal Revenue Code) and does not address all aspects of Federal income taxation that may be important to particular holders in light of their individual investment circumstances or to holders who may be subject to special tax rules, including, without limitation, holders of preferred stock or warrants, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below.

We have not sought, and will not seek, a ruling from the Internal Revenue Service regarding the Federal income tax consequences of this rights offering or the related share issuance. The following discussion does not address the tax consequences of this rights offering or the related share issuance under foreign, state, or local tax laws. Accordingly, each holder of common stock is urged to consult its tax advisor with respect to the particular tax consequences of this rights offering or the related share issuance to such holder.

For Federal income tax purposes, neither the receipt nor the exercise of the subscription rights will result in taxable income to you. Moreover, you will not realize a loss if you do not exercise the subscription rights. The holding period for a share acquired upon exercise of a subscription right begins with the date of exercise. The basis for determining gain or loss upon the sale of a share acquired upon the exercise of a subscription right will be equal to the sum of:

•	the subscription price per share;

•	any servicing fee charged to you by your broker, bank or trust company; and

•	the basis, if any, in the subscription rights that you exercised.

A gain or loss recognized upon a sale of a share acquired upon the exercise of a subscription right will be a capital gain or loss assuming the share is held as a capital asset at the time of sale. This gain or loss will be long-term if the share has been held at the time of sale for more than one year.

As noted above, your basis in a share issued under the subscription rights offer includes your basis in the subscription rights underlying that share. If the aggregate fair market value of the subscription rights at the time they are distributed is less than 15% of the aggregate fair market value of our common stock at such time, the basis of the subscription rights issued to you will be zero unless you elect to allocate a portion of your basis of previously owned common stock to the subscription rights issued to you in this rights offering. Currently, we expect the aggregate fair market value of the subscription rights at the time they are distributed will not equal 15% or more of the aggregate fair market value of our common stock at such time. However, if the aggregate fair market value of the subscription rights at the time they are distributed is 15% or more of the aggregate fair market value of our common stock at such time, or if you elect to allocate a portion of your basis of previously owned common stock to the subscription rights issued to you in this offering, then your basis in previously owned common stock will be allocated between such common stock and the subscription rights based upon the relative fair market value of such common stock and the subscription rights as of the date of the distribution of the subscription rights. Thus, if such an allocation is made and the subscription rights are later exercised, the basis in the common stock you originally owned will be reduced by an amount equal to the basis allocated to the subscription rights. An election must be made in a statement attached to your Federal income tax return for the year in which the subscription rights are distributed. If the subscription rights expire without exercise, you will realize no loss and no portion of your basis in the common stock will be allocated to the unexercised subscription rights.

If you sell, exchange or otherwise dispose of subscription rights received in the rights offering prior to the expiration date, you will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received, and (ii) your tax basis (if any) in the subscription rights disposed of. Any such capital gain or loss will be long-term capital gain or loss if your holding period for the subscription rights exceeds one year at the time of disposition. Your holding period for the subscription rights received in the rights offering will include your holding period for the common stock with respect to which the subscription rights were received.

LEGAL MATTERS

The validity and binding effect of the subscription rights and the validity of the shares of our Class A common stock offered pursuant to this rights offering has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including us) in connection with certain legal matters.

WHERE YOU CAN FIND MORE INFORMATION

Revlon files and furnishes annual, quarterly, and current reports and other information, including proxy statements, with the SEC. You may read and copy any reports or other information that we file or furnish with the SEC at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington, DC 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available to the public on the SEC’s website (www.sec.gov).

The SEC allows us to ‘‘incorporate by reference’’ the information that we file with it into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus supplement or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. All documents filed (but not those that are furnished) by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement, whether before or after it is declared effective, and prior to the termination of the offering of the securities will be incorporated by reference into this prospectus supplement and the accompanying prospectus and will automatically update and supersede the information in this prospectus supplement, the accompanying prospectus and any previously filed document.

The following documents have been filed by Revlon with the SEC and are incorporated by reference into this prospectus supplement and the accompanying prospectus:

•	Annual Report on Form 10-K of Revlon for the year ended December 31, 2004, filed with the SEC on March 10, 2005 (the ‘‘2004 10-K’’);

•	Annual Report on Form 10-K/A of Revlon for the year ended December 31, 2004, filed with the SEC on April 13, 2005, which amended and restated the 2004 10-K in its entirety;

•	Quarterly Reports on Form 10-Q of Revlon for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005, filed with the SEC on May 9, 2005, August 9, 2005 and November 9, 2005, respectively;

•	Current Reports on Form 8-K of Revlon filed with the SEC on March 8, 2005 (but not the Form 8-K furnished by Revlon, Inc. pursuant to Item 2.02 of Form 8-K on March 8, 2005), March 14, 2005, March 16, 2005, June 3, 2005, August 10, 2005, August 12, 2005, August 16, 2005, September 9, 2005, November 22, 2005, December 13, 2005, January 18, 2006, February 1, 2006 (other than item 2.02, which was furnished and not incorporated herein by reference and not the Form 8-K furnished by Revlon, Inc. pursuant to Item 7.01 of Form 8-K on February 1, 2006) and February 17, 2006; and

•	The section captioned ‘‘Description of Capital Stock’’ in Amendment No. 4 to Revlon’s Registration Statement on Form S-1 (File No. 33-99558), filed with the SEC on February 26, 1996, as incorporated by reference into Revlon’s Registration Statement on Form 8-A/A-1 (File No. 33-99558), filed on February 28, 1996.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Revlon, Inc., 237 Park Avenue, New York, N.Y. 10017, (212) 527-4000, Attention: Investor Relations.

Prospectus

$250,000,000

REVLON, INC.

Class A Common Stock

Preferred Stock

Warrants

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

Revlon, Inc. may offer from time to time its Class A common stock, or Revlon Class A common stock, preferred stock, warrants, subscription rights to purchase shares of Revlon Class A common stock or preferred stock, stock purchase contracts to purchase shares of Revlon Class A common stock or preferred stock, and stock purchase units consisting of (a) stock purchase contracts and (b) warrants. The aggregate initial public offering price of all securities that may be offered pursuant to this prospectus will not exceed $250,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities for sale, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. A prospectus supplement may also add to or update, but will not contradict, modify or replace, information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Revlon Class A common stock is listed on the New York Stock Exchange under the symbol "REV."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 13, 2005

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. No person is authorized to give any information or represent anything not contained in this prospectus and the accompanying prospectus supplement. We are only offering the securities in places where sales of those securities are permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement or information incorporated by reference herein or therein, is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. The prospectus supplement may also add to or update, but will not contradict, modify or replace, information contained in this prospectus. We urge you to read both this prospectus and any accompanying prospectus supplement together with additional information described under the heading "Where You Can Find More Information" on page 2.

In this prospectus, we refer to the Revlon Class A common stock, preferred stock, warrants, subscription rights, stock purchase contracts and stock purchase units collectively as the "securities." The terms "the Company," "we," "our," "ours" and "us" refer to Revlon, Inc. and Revlon Consumer Products Corporation, Revlon, Inc.'s wholly-owned subsidiary, and to the subsidiaries of Revlon Consumer Products Corporation, except that in the discussion of the capital stock and related matters, these terms refer solely to Revlon, Inc. and not to Revlon Consumer Products Corporation or any of its subsidiaries. References to "Products Corporation" are to Revlon Consumer Products Corporation and its subsidiaries.

OUR COMPANY

Revlon conducts its business exclusively through Products Corporation, which manufactures, markets and sells an extensive array of cosmetics and skin care, fragrances and personal care products. Revlon is one of the world's leading mass-market cosmetics brands. We believe that our global brand name recognition, product quality and marketing experience have enabled us to create one of the strongest consumer brand franchises in the world. Our products are sold worldwide and are marketed under such well-known brand names as Revlon, ColorStay, Revlon Age Defying, Revlon Age Defying with Botafirm, Fabulash, Super Lustrous and Skinlights, as well as Almay, including our new Almay Intense i-Color collection, in cosmetics; Vitamin C Absolutes, Eterna 27, Ultima II and Jeanne Gatineau in skin care; Charlie in fragrances; and High Dimension, Flex, Mitchum, Colorsilk, Jean Naté and Bozzano in personal care products.

The Company was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 70 years ago. Today, we have leading market positions in a number of our principal product categories in the U.S. mass-market distribution channel, including the lip, eye, face makeup and nail enamel categories. We also have leading market positions in several product categories in certain retail markets outside of the U.S., including in Australia, Canada, Mexico and South Africa. Our products are sold in more than 100 countries across six continents. Our net sales in 2004 in the U.S. and Canada accounted for approximately 66% of our consolidated net sales, most of which were made in the mass-market channel.

* * *

Our principal executive office is located at 237 Park Avenue, New York, N.Y. 10017. Our telephone number is (212) 527-4000.

WHERE YOU CAN FIND MORE INFORMATION

Revlon files and furnishes annual, quarterly, and current reports and other information, including proxy statements, with the SEC. You may read and copy any reports or other information that we file or furnish with the SEC at the SEC's Public Reference Room located at Station Place, 100 F Street, N.E., Washington, DC 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available to the public on the SEC's website (www.sec.gov).

The SEC allows us to "incorporate by reference" the information that we file with it into this prospectus. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus and any accompanying prospectus supplement. All documents filed (but not those that are furnished) by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement, whether before or after it is declared effective, and prior to the termination of the offering of the securities will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document.

The following documents have been filed by Revlon with the SEC and are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K of Revlon for the year ended December 31, 2004, filed with the SEC on March 10, 2005 (the "2004 10-K");

•	Annual Report on Form 10-K/A of Revlon for the year ended December 31, 2004, filed with the SEC on April 13, 2005, which amended and restated the 2004 10-K in its entirety;

•	Quarterly Reports on Form 10-Q of Revlon for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005, filed with the SEC on May 9, 2005, August 9, 2005 and November 9, 2005, respectively;

•	Current Reports on Form 8-K of Revlon filed with the SEC on March 8, 2005 (but not the Form 8-K furnished by Revlon, Inc. pursuant to Item 2.02 of Form 8-K on March 8, 2005), March 14, 2005, March 16, 2005, June 3, 2005, August 10, 2005, August 12, 2005, August 16, 2005, September 9, 2005 and November 22, 2005; and

•	The section captioned "Description of Capital Stock" in Amendment No. 4 to Revlon's Registration Statement on Form S-1 (File No. 33-99558), filed with the SEC on February 26, 1996, as incorporated by reference into Revlon's Registration Statement on Form 8-A/A-1 (File No. 33-99558), filed on February 28, 1996.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Revlon, Inc., 237 Park Avenue, New York, N.Y. 10017, (212) 527-4000, Attention: Investor Relations.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplements and the documents incorporated by reference contain forward-looking statements that involve risks and uncertainties, which are based on beliefs, expectations, estimates, projections, forecasts, plans, anticipations, targets, outlooks, initiatives, destinations, visions, objectives, strategies, opportunities, drivers and intents of our management. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements.

Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "estimates," "projects," "forecasts," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates," "targets," "outlooks," "initiatives," "destinations," "visions," "objectives," "strategies," "opportunities," "drivers," "intends," "destinations," "outlooks," "initiatives," "expects," or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy, targets, models or intentions. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Such statements include, without limitation, our expectations and estimates (whether qualitative or quantitative) as to our intention and ability, including as a result of market conditions or restrictions under our indentures, credit agreements, other contractual arrangements or applicable law, to issue securities pursuant to this prospectus. In addition to factors that may be described in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference, our determination not to, or difficulties, delays or unanticipated costs in or our inability to, including as a result of market conditions or restrictions under our indentures, credit agreements, other contractual arrangement or applicable law, issue securities pursuant to this prospectus, among others factors, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities covered by this prospectus are expected to be used for general corporate purposes, including without limitation, the repayment of outstanding debt, for working capital or capital expenditures.

DESCRIPTION OF THE SECURITIES

This prospectus contains summary descriptions of the Revlon Class A common stock, preferred stock, warrants, subscription rights, stock purchase contracts and stock purchase units that may be offered from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Revlon is currently authorized to issue 900,000,000 shares of Revlon Class A common stock, par value $.01 per share, 200,000,000 shares of its Class B common stock, or Revlon Class B common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share. Except as expressly set forth in Revlon's certificate of incorporation as summarized below, the rights of the holders of Revlon Class A common stock and holders of Revlon Class B common stock are in all respects identical. As of September 30, 2005, Revlon had outstanding 340,417,418 shares of Revlon Class A common stock, 31,250,000 shares of Revlon Class B common stock, all of which are currently owned by MacAndrews & Forbes (as defined below), and no shares of preferred stock.

The following summary description of Revlon's capital stock is based on its certificate of incorporation and its by-laws in effect as of the date of this prospectus and the applicable provisions of the Delaware General Corporation Law, or the DGCL. The terms of any class or series of preferred stock Revlon offers pursuant to this prospectus will be set forth in a certificate of designations and summarized in the applicable prospectus supplement. The description in the applicable prospectus supplement of any class or series of preferred stock Revlon offers will not necessarily be complete and will be qualified in its entirety by reference to Revlon's certificate of incorporation, any applicable certificate of designations (which will be filed with the SEC if Revlon offers preferred stock) and by-laws. For more information on how you can obtain copies of Revlon's certificate of incorporation, any applicable certificate of designations and Revlon's by-laws, see "Where You Can Find More Information" on page 2. We urge you to read Revlon's certificate of incorporation, any applicable certificate of designations, by-laws and any applicable prospectus supplement in their entirety.

Revlon Class A common stock and Revlon Class B common stock

Each share of Revlon Class A common stock entitles the holder to one vote and each share of Revlon Class B common stock entitles the holder to ten votes at each annual or special meeting of Revlon's stockholders, in the case of any written consent of stockholders and for all other purposes on all matters being voted on by Revlon's stockholders. The holders of Revlon Class A common stock and Revlon Class B common stock vote as a single class on all matters submitted to a vote of Revlon's stockholders, except as otherwise provided by law. Neither the holders of Revlon Class A common stock nor the holders of Revlon Class B common stock have cumulative voting or preemptive rights.

The holders of Revlon Class A common stock and Revlon Class B common stock are entitled to receive dividends and other distributions as may be declared by Revlon's board of directors out of assets or funds legally available for that purpose, subject to the rights of the holders of any series of preferred stock, and any other provision of Revlon's certificate of incorporation. Revlon's certificate of incorporation provides that if at any time a dividend or other distribution in cash or other property is paid on Revlon Class A common stock or Revlon Class B common stock, a like dividend or other distribution in cash or other property will also be paid on the Revlon Class B common stock or Revlon Class A common stock, as the case may be, in an equal amount per share.

Revlon's certificate of incorporation provides that if shares of Revlon Class A common stock are paid on Revlon Class A common stock and shares of Revlon Class B common stock are paid on Revlon Class B common stock in an equal amount per share of Revlon Class A common stock and Revlon Class B common stock, such payment will be deemed to be a like dividend or other distribution. Revlon, as a holding company, is dependent on the earnings and cash flow of, and dividends and distributions from, Products Corporation to pay its expenses and to pay any cash dividend or distribution on Revlon Class A common stock that may be authorized by its board of directors.

The terms of Products Corporation's credit agreement, Products Corporation's line of credit with MacAndrews & Forbes, Inc. (formerly MacAndrews & Forbes Holdings Inc.), a wholly-owned subsidiary of MacAndrews & Forbes Holdings Inc. (formerly Mafco Holdings Inc. and together with its affiliates, MacAndrews & Forbes), the indenture governing Products Corporation's 8 5/8% Senior Subordinated Notes due 2008 and the indenture governing Products Corporation's 9½% Senior Notes due 2011 currently restrict the ability of Products Corporation to pay dividends or make distributions to Revlon, except in limited circumstances. In the case of any split, subdivision, combination or reclassification of Revlon Class A common stock or Revlon Class B common stock, the shares of Revlon Class B common stock or Revlon Class A common stock, as the case may be, will also be split, subdivided, combined or reclassified so that the number of shares of Revlon Class A common stock and Revlon Class B common stock outstanding immediately following such split, subdivision, combination or reclassification will bear the same relationship to each other as that which existed immediately prior to the split, subdivision, combination or reclassification.

In the event of Revlon's liquidation, dissolution or winding up, the holders of Revlon Class A common stock and the holders of Revlon Class B common stock will be entitled to receive assets and funds available for distribution after payments to creditors and to the holders of any preferred stock that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of Revlon Class A common stock or the holders of Revlon Class B common stock, the holders of Revlon Class A common stock and the holders of Revlon Class B common stock will receive the same consideration on a per share basis. However, if such consideration consists of any voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of Revlon Class B common stock may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of Revlon Class A common stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities to be received by the holders of Revlon Class A common stock may be converted or exchanged).

Revlon's certificate of incorporation provides that no person holding record or beneficial ownership of shares of Revlon Class B common stock, each referred to in this prospectus as a Class B Holder, which Class B Holder is currently MacAndrews & Forbes, may transfer, and Revlon will not register the transfer of, such shares of Revlon Class B common stock, except to a permitted transferee of such Class B Holder. A permitted transferee of, for example, a stockholder that is a corporation, is defined to include, among other things, a corporation, limited liability company or partnership controlled by such Class B Holder and other specified affiliates of a Class B Holder. In certain circumstances set forth in Revlon's certificate of incorporation, changes in ownership or control of a Class B Holder will also result in the conversion of such holder's Revlon Class B common stock into Revlon Class A common stock. Revlon's certificate of incorporation also provides that Revlon will not register the transfer of any shares of Revlon Class B common stock unless the transferee and the transferor of such Revlon Class B common stock have furnished such affidavits and other proof as Revlon reasonably may request to establish that the proposed transferee is a permitted transferee. In addition, upon any purported transfer of shares of Revlon Class B common stock not permitted under Revlon's certificate of incorporation, all shares of Revlon Class B common stock purported to be transferred will be deemed to be converted into shares of Revlon Class A common stock, and stock certificates formerly representing such shares of Revlon Class B common stock will from that time be deemed to represent the number of shares of Revlon Class A common stock as equals the number of shares of Revlon Class A common stock into which such shares of Revlon Class B common stock could be converted pursuant to Revlon's certificate of incorporation.

In the event that the aggregate number of shares of Revlon Class B common stock and Revlon Class A common stock held by the Class B Holders and their permitted transferees issued and outstanding at any time shall constitute less than ten percent of the total combined number of shares of Revlon Class A common stock and Revlon Class B common stock issued and outstanding at such time, then, without further action on the part of the Class B Holder or Revlon, all shares of Revlon Class B common stock then issued and outstanding will be deemed to be converted into shares of Revlon Class A common stock, and stock certificates formerly representing such shares of Revlon Class B common stock will from that time be deemed to represent such number of shares of Revlon Class A common stock as equals the number of shares of Revlon Class A common stock into which such shares of Revlon Class B common stock could be converted pursuant to Revlon's certificate of incorporation. In addition, each share of Revlon Class B common stock shall be convertible, at the option of its record holder, into one validly issued, fully paid and non-assessable share of Revlon Class A common stock at any time.

Any future issuance of additional authorized shares of Revlon Class A common stock may, among other things, dilute the earnings per share of the Revlon Class A common stock and the equity and voting rights of those stockholders holding Revlon Class A common stock at the time the additional shares are issued.

The transfer agent and registrar for Revlon Class A common stock is American Stock Transfer & Trust Company. Revlon Class A common stock is traded on the NYSE under the symbol "REV."

Preferred stock

Revlon's certificate of incorporation provides that it may issue shares of preferred stock from time to time in one or more class or series. Revlon's board of directors is authorized to fix the voting powers, if any, designations, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued class or series of preferred stock to fix the number of shares constituting such class or series and to increase or decrease the number of shares of any such class or series (but not below the number of shares of such class or series then outstanding). As of September 30, 2005, none of the 20,000,000 authorized shares of preferred stock are designated a class or series. Any class or series of preferred stock could have rights which would adversely affect the rights of a holder of Revlon Class A common stock. The shares of any class or series of preferred stock need not be identical to any other class or series.

The flexibility to authorize and issue shares of preferred stock may be utilized for a variety of corporate purposes, including, without limitation, future public offerings pursuant to this prospectus to raise additional capital and corporate acquisitions. This provision of Revlon's certificate of incorporation, however, may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

In the event that Revlon offers any class or series of preferred stock, you should refer to the applicable prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

•	the title of the class or series and the number of shares in the class or series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate, whether the dividends will be payable in cash, securities, other property or a combination of the foregoing;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into Revlon Class A common stock (including any mandatory conversion provisions), other securities identified in the registration statement of which this prospectus forms a part, in which case the preferred stock may be convertible into such other securities at any time, or other securities not so identified, in which case the preferred stock may be convertible into such other securities only after one year from the date of sale of the convertible preferred stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	any listing of the preferred stock being offered on any securities exchange;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon any liquidation, dissolution or winding up of Revlon's affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon any liquidation, dissolution or winding up of Revlon's affairs;

•	any limitations on Revlon's ability to take certain actions without the consent of a specified number of holders of preferred stock; and

•	any additional designations, powers, preferences and the relative, participating, optional or other rights and the qualifications, limitations and restrictions of the class or series.

Section 203 of the DGCL

Section 203 of the DGCL provides, in general, that a stockholder acquiring more than 15% of the voting power of a corporation subject to the statute (referred to in this prospectus as an Interested Stockholder) but less than 85% of the voting power of such corporation may not engage in certain business combinations (as defined in Section 203 of the DGCL) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the business combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the voting power of the corporation not owned by the Interested Stockholder. Revlon's certificate of incorporation contains a provision electing not to be governed by Section 203 of the DGCL.

DESCRIPTION OF WARRANTS

Revlon may issue warrants to purchase Revlon Class A common stock or preferred stock or other securities. Revlon may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. Revlon will issue warrants under one or more warrant agreements between Revlon and a warrant agent that Revlon will name in the prospectus supplement.

The prospectus supplement relating to any warrants Revlon offers will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the number and terms of the shares of Revlon Class A common stock, preferred stock, other securities identified in the registration statement of which this prospectus forms a part, in which case the warrants may be exercisable for such other securities at any time, or other securities not so identified, in which case the warrants may be exercisable for such other securities only after one year from the date of sale of the warrants, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the applicable prospectus supplement of any warrants Revlon offers will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if Revlon offers warrants. For more information on how you can obtain copies of the applicable warrant agreement if Revlon offers warrants, see "Where You Can Find More Information" on page 2. We urge you to read the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

Revlon may issue subscription rights to purchase shares of Revlon Class A common stock or preferred stock. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, Revlon may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of Revlon Class A common stock or preferred stock upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the shares of Revlon Class A common stock or preferred stock which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights Revlon offers will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if Revlon offers subscription rights. For more information on how you can obtain copies of any subscription rights certificate if Revlon offers subscription rights, see "Where You Can Find More Information" on page 2. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

Revlon may issue stock purchase contracts representing contracts obligating holders to purchase from Revlon, and Revlon to sell to the holders, a specified or varying number of shares of Revlon Class A common stock and/or preferred stock at a future date or dates. Alternatively, the stock purchase contracts may obligate Revlon to purchase from holders, and obligate holders to sell to Revlon, a specified or varying number of shares of Revlon Class A common stock and/or preferred stock. The price per share and the number of shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consist of (a) stock purchase contracts and (b) warrants. The stock purchase contracts may require Revlon to make periodic payments to the holders of the stock purchase units or require the holders of the stock purchase units to make periodic payments to Revlon. These payments may be secured or unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The description in the applicable prospectus supplement of any stock purchase contracts or stock purchase units Revlon offers will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract agreement, which will be filed with the SEC if Revlon offers stock purchase contracts or stock purchase units. For more information on how you can obtain copies of the applicable purchase contract agreement if Revlon offers stock purchase contracts or stock purchase units, see "Where You Can Find More Information" on page 2. We urge you to read the applicable purchase contract agreement and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers for resale to the purchasers;

•	directly to purchasers;

•	through agents or dealers to the purchasers; or

•	through a combination of any of these methods of sale.

A prospectus supplement with respect to each series of securities will include:

•	the terms of the offering;

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and an estimate of the net proceeds to be received by Revlon from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

•	any delayed delivery arrangements;

•	any discounts or concessions allowed or reallowed or paid to dealers; and/or

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including, without limitation, privately-negotiated transactions, either:

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to prevailing market prices at the time of sale; or

•	at negotiated prices.

Offerings of Revlon's securities pursuant to this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:

•	on or through the facilities of any securities exchange or quotation service on which such securities may be listed or quoted at the time of sale; and/or

•	to or through a market maker otherwise than on such exchanges.

Such at-the-market offerings will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above.

In addition, we may sell some or all of the securities covered by this prospectus through:

•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale or at a fixed price agreed to with us at the time of sale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; and/or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if applicable, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities using this prospectus and the applicable prospectus supplement. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities covered by this prospectus.

Offers to purchase the securities covered by this prospectus may be solicited, and sales of the securities may be made, by us of those securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to any such offer.

The securities may also be offered and sold, if so indicated in a prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. A prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

If indicated in the applicable prospectus supplement, we may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplemental will set forth any commissions we pay for solicitations of these delayed delivery contracts.

If underwriters are used in the sale of any securities, the securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

Each series of securities will be a new issue of securities and will have no established trading market other than Revlon Class A common stock, which is listed on the NYSE. We intend that any Revlon Class A common stock sold pursuant to this prospectus will be listed on the NYSE, upon official notice of issuance. The securities, other than the Revlon Class A common stock, may or may not be listed on a national securities exchange or foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

The anticipated date of delivery of the securities covered by this prospectus will be described in the applicable prospectus supplement relating to each applicable offering.

In compliance with the guidelines of the National Association of Securities Dealers, Inc., or the NASD, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any NASD member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, we anticipate that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities covered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including Revlon) in connection with certain legal matters. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Revlon, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 expresses KPMG LLP's opinion that Revlon, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004. KPMG LLP's report contained an explanatory paragraph that describes a material weakness identified in management's assessment that the Company's internal control over the review and validation of the data input and outputs used in the Company's estimates of reserves for sales returns in the United States was ineffective, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

15,885,662 Shares

Revlon, Inc.
Class A Common Stock

PROSPECTUS SUPPLEMENT

February 17, 2006